UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under sec.240.14a-12
WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials:
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Wabtec CORPORATION

2022 Proxy Statement

# MOVING AND IMPROVING THE WORLD.

WabtecCorp.com

Notice of Annual Meeting—May 18, 2022
and Proxy Statement

Dear Stockholder:
We invite you to attend the annual meeting of stockholders of Westinghouse Air Brake Technologies Corporation, doing business as Wabtec Corporation, on May 18, 2022 at 12:30 p.m. Eastern Time virtually, via a live audio webcast on the Internet at www.virtualshareholdermeeting.com/WAB2022. You will be able to attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/WAB2022, where you will be able to vote electronically and submit questions. You will not be able to attend the Annual Meeting in person. You will need the 16-digit control number on your proxy card to attend the Annual Meeting.
This booklet includes the formal notice of the meeting and the proxy statement. Pursuant to the rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. All stockholders will have the ability to access the proxy materials on a website referenced in the Notice or request a printed or e-mailed set of the proxy materials. Instructions regarding how to access the proxy materials over the Internet or to request a printed or e-mailed copy may be found in the Notice. In addition, stockholders may request proxy materials in printed or e-mailed form by mail, telephone or electronically by email on an ongoing basis.
The Notice was mailed to stockholders, and the proxy materials were first given to stockholders via Internet access, on or about April 5, 2022. On or before the time that the Notice was sent to stockholders, all materials identified in the Notice were publicly accessible, free of charge, at the website address specified in the Notice. Such materials will remain available on that website until the proxy materials for the 2023 annual meeting of stockholders are made available.
The proxy statement tells you more about the items upon which we will vote at the meeting. It also explains how the voting process works and gives information about our director candidates.
Whether or not you plan to attend the Annual Meeting, please cast your vote by proxy over the Internet by following the instructions provided in the Notice, by telephone or by requesting a paper proxy card to sign, date and return by mail. Regardless of the method used, please vote your shares so that enough shares are represented to allow us to conduct the business of the Annual Meeting. Voting over the Internet, by telephone or by proxy card if you request one does not affect your right to vote in person while you attend the virtual Annual Meeting.
Sincerely yours,

Albert J. Neupaver
Chairman of the Board
April 5, 2022

l Proxy Statement for 2022 Annual Meeting

NOTICE OF 2022 ANNUAL MEETING

How to Vote:
You may vote while attending the virtual meeting or by proxy.

By Internet:
www.proxyvote.com

By Phone:
1-800-690-6903

By Mail:
completing, signing, dating and mailing a proxy card in the envelope provided

In Person:
You may vote while attending the virtual meeting or by proxy.

Please follow the instructions on your Notice. Please vote with respect to each Notice you receive. Your vote is very important.

	When: May 18, 2022 at 12:30 p.m. ET	Where: www.virtual shareholdermeeting.com/WAB2022

Purpose		Board Recommendation	Page Reference
Proposal 1	Elect three directors for a term of three years	For ✔	Page 8
Proposal 2	Approve an advisory (non-binding) resolution relating to the approval of 2021 named executive officer compensation	For ✔	Page 27
Proposal 3	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2022 fiscal year	For ✔	Page 53
Misc. Other	Conduct other business if properly raised	NA	NA
Procedures	If you own stock directly, please vote by proxy over the Internet, by telephone or by requesting a proxy card.
If you own stock through a bank, stockbroker or trustee, please vote by following the instructions included in the material that you receive from your bank, stockbroker or trustee.
Only stockholders of record on March 22, 2022 receive notice of, and may vote at, the meeting.

How to Vote: You may vote while attending the virtual meeting or by proxy. We recommend you vote by proxy even if you plan to attend the virtual meeting. You can change your vote at the virtual meeting if you are a stockholder whose shares are registered in your name. Your vote is important. If you are a stockholder whose shares are registered in your name, you may vote your shares at the virtual meeting or by one of the three following methods:

Vote by Internet, by going to the website address www.proxyvote.com and following the instructions for Internet voting shown on the website.
Vote by Telephone, by dialing 1-800-690-6903 and following the instructions for telephone voting shown on the proxy card.
Vote by Proxy Card, by completing, signing, dating and mailing a proxy card in the envelope provided if you requested copies of these proxy materials.
If you vote by Internet or telephone, you do not need to request a proxy card.
Shares registered in your name are generally covered by one Notice. If you hold shares through someone else, such as a bank, stockbroker, or trustee, you will get a Notice from them asking you to vote. Please follow the instructions on their Notice. Please vote with respect to each Notice you receive.

Your vote is important. Please vote over the Internet, by telephone or by requesting a proxy card.

David L. DeNinno Executive Vice President, General Counsel and Secretary
April 5, 2022

l Proxy Statement for 2022 Annual Meeting

1	General Information

5	Common Stock Ownership
	5	Director and Executive Officer Stock Ownership
	6	Owners of More Than 5%

8	Proposal 1—Election of Directors
	11	Director Nominees to Serve for Three-Year Term Expiring in 2025
	14	Continuing Directors with Three-Year Term Expiring in 2023
	16	Continuing Directors with Three-Year Term Expiring in 2024

19	Corporate Governance Matters
	19	The Board and Committees
	20	Board Leadership Structure
	20	The Board’s Role in Risk Oversight
	21	The Nominating and Corporate Governance Committee
	22	Environment, Social and Governance Subcommittee
	23	The Audit Committee
	23	Audit Committee Report
	24	The Compensation and Talent Management Committee
	25	Compensation and Talent Management Committee Report

27	Proposal 2—Advisory (Non-Binding) Resolution Relating to the Approval of 2021 Named Executive Officer Compensation

29	Executive Officer and Director Compensation
	29	Compensation Discussion and Analysis
	42	Summary Compensation Table
	44	2021 Grants of Plan Based Awards
	46	2021 Outstanding Equity Awards at Fiscal Year-End
	47	Option Exercises and Stock Vested
	47	Post-Employment Compensation
	47	Potential Payments Upon Termination or Change in Control
	50	Outstanding Stock Awards
	51	CEO Pay Ratio
	52	Director Compensation

53	Proposal 3—Ratify Independent Registered Public Accounting Firm

55	Business Relationships and Related Party Transactions

56	Other Information
	56	Corporate Governance Guidelines and Code of Business Conduct and Ethics
	56	Other Business
	56	Communication with the Board
	56	Expenses of Solicitation
	56	Stockholder Proposals for Next Year

l Proxy Statement for 2022 Annual Meeting	[i]

General Information
We have provided you this booklet and proxy materials on or about April 5, 2022 because the Board of Directors of Westinghouse Air Brake Technologies Corporation, doing business as Wabtec Corporation (“Wabtec” or the “Company”), is soliciting your proxy to vote at the Company’s 2022 annual meeting of stockholders.
Who is entitled to vote?
Holders of our common stock as of the close of business on March 22, 2022, the record date for this Annual Meeting (the “Record Date”), may vote at the Annual Meeting. As of the Record Date, there were 184,251,524 shares of our common stock outstanding. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of common stock is entitled to one vote for each Director nominee and on each proposal.
Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered a “registered stockholder” with respect to those shares and the Notice was provided to you directly by us. As the registered stockholder, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting.
Beneficial Owners. If you hold shares of our common stock in a brokerage account or by a bank or other nominee, you are considered to be the “beneficial owner” of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the registered stockholder with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock live at the Annual Meeting unless you follow your broker's procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use.
What do I need to be able to attend the Annual Meeting online?
We will be hosting our Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/WAB2022. The webcast will open at 12:15 p.m. Eastern Time on May 18, 2022, and the meeting will start shortly thereafter at 12:30 p.m. Eastern Time. Stockholders may vote and ask questions while attending the Annual Meeting online. In order to be able to attend the Annual Meeting, you will need the 16-digit control number, which is located on your Notice or proxy card (if you received a printed copy of the proxy materials).
How many votes are needed for approval of each proposal?
Proposal 1. As required by Wabtec’s amended and restated bylaws, each director is to be elected by a majority of votes cast with respect to that director’s election. Each stockholder will have one vote per share to vote for each Director nominee. Abstentions and broker non-votes will have no effect on the outcome of the vote with respect to this Proposal.
Proposal 2: The approval of Proposal 2 requires a favorable vote of a majority of the shares present and entitled to vote on the Proposal. An abstention will have the same effect as a vote against this Proposal. Broker non-votes will have no effect on the outcome of the vote with respect to this Proposal.
Proposal 3: The approval of Proposal 3 requires a favorable vote of a majority of the shares present and entitled to vote on the Proposal. An abstention will have the same effect as a vote against this Proposal. Broker non-votes will have no effect on the outcome of the vote with respect to this Proposal.
Approval of any other matter that properly comes before the Annual Meeting requires the favorable vote of a majority of shares present and entitled to vote on the matter, unless the matter requires more than a majority vote under statute or our amended and restated by-laws. An abstention will have the same effect as a vote against the proposal. Broker non-votes with respect to any such proposal will have no effect on the outcome of the vote with respect to that proposal. We do not expect any business to come before the Annual Meeting other than the proposals described in this proxy statement.

l Proxy Statement for 2022 Annual Meeting	[1]

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the ratification of the independent auditor (Proposal 3), the broker may vote your shares in its discretion. For all other proposals, the broker may not vote your shares at all if you do not give instructions.
What is the quorum requirement?
A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our amended and restated bylaws and Delaware law. The presence, in person at the virtual meeting or by proxy, of a majority of the issued and outstanding shares of our common stock entitled to vote on the Record Date will constitute a quorum at the Annual Meeting. Abstentions, withheld votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum. As of the Record Date, March 22, 2022, we had 184,251,524 shares outstanding.
How do I vote?
If you are a registered stockholder, there are four ways to vote:
(1)
By Internet (Before the Annual Meeting): You may vote over the Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 17, 2022. You will need the 16-digit control number included on your Notice or proxy card (if you received a printed copy of the proxy materials);

(2)
By Telephone: You may vote by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on May 17, 2022. You will need the 16-digit control number included on your Notice or proxy card (if you received a printed copy of the proxy materials);

(3)
By Mail: If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it promptly in the postage-paid envelope we have provided. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting; or

(4)
By Internet (During the Annual Meeting): You may vote during the Annual Meeting by going to www.virtualshareholdermeeting.com/WAB2022. You will need the 16-digit control number included on your Notice or proxy card (if you received a printed copy of the proxy materials). If you previously voted via the Internet (or by telephone or mail), you will not limit your right to vote online at the Annual Meeting.

If you are a beneficial owner, please follow the instructions from your broker, bank or other nominee to vote by Internet, telephone or mail. Beneficial owners may not vote via the Internet at the Annual Meeting unless they receive a legal proxy from their respective brokers, banks or other nominees.
Can I change my vote?
Yes. If you are a registered stockholder, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•	notifying our Corporate Secretary, in writing, at Wabtec Corporation, 30 Isabella Street, Pittsburgh, PA 15212;
•	voting again using the telephone or Internet before 11:59 p.m. Eastern Time on May 17, 2022 (your latest telephone or Internet proxy is the one that will be counted); or
•	attending the virtual Annual Meeting and voting with the ballot provided in the virtual meeting portal. Simply logging into the Annual Meeting online will not, by itself, revoke your proxy.
If you are a beneficial owner, you may revoke any prior voting instructions by contacting your broker, bank or nominee.

[2]	l Proxy Statement for 2022 Annual Meeting

What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board. Mr. Neupaver and Mr. DeNinno have been designated as proxy holders by our Board. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board as described above. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.
What is the effect of abstentions and broker non-votes?
With regards to Proposal 1 (election of directors) (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter), abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum but are not considered votes cast on Proposal 1. For Proposal 2 and Proposal 3, an abstention will have the same effect as a vote against each applicable proposal and broker non-votes will have no effect on the outcome of the vote with respect to each Proposal. Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter, the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022. Absent direction from you, your broker will not have discretion to vote on Proposal 1 (election of directors) or Proposal 2 (Say-On-Pay Advisory Vote), which are “non-routine” matters.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this Proxy Statement and our 2021 Annual Report, primarily via the Internet. On April 5, 2022, we mailed to our stockholders a Notice that contains instructions on how to access our proxy materials on the Internet, how to vote at the meeting and how to request printed copies of the proxy materials and 2021 Annual Report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will provide preliminary voting results in the Current Report on Form 8-K and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.
Why is this Annual Meeting being held virtually?
The Annual Meeting will be held entirely online this year. We are excited to embrace the latest technology to provide ease of access, real-time communication and cost savings for our stockholders and our Company. Hosting a virtual meeting provides easy access for our stockholders and facilitates participation because stockholders can participate from any location around the world.
How are proxies solicited for the Annual Meeting?
Our Board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

l Proxy Statement for 2022 Annual Meeting	[3]

How does the Board recommend that you vote your shares?
The Board recommends that you vote:
FOR PROPOSAL 1, ELECTION OF WILLIAM E. KASSLING, ALBERT J. NEUPAVER AND ANN R. KLEE
FOR PROPOSAL 2, APPROVAL OF AN ADVISORY (NON-BINDING) RESOLUTION RELATING TO THE APPROVAL OF 2021 NAMED EXECUTIVE OFFICER COMPENSATION
FOR PROPOSAL 3, RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2022 FISCAL YEAR

[4]	l Proxy Statement for 2022 Annual Meeting

Common Stock Ownership
Director and Executive Officer Stock Ownership
Under the proxy rules of the SEC, a person beneficially owns Wabtec common stock if the person has the power to vote or dispose of the shares, or if such power may be acquired, by exercising options or otherwise, within 60 days. The table below shows the number of shares of Wabtec common stock beneficially owned as of January 31, 2022 by our directors, nominees for director, Chief Executive Officer, Chief Financial Officer and the other named executive officers, and the directors and executive officers as a group. Each person has sole voting power and sole dispositive power with respect to the shares listed unless indicated otherwise. No directors or executive officers have pledged shares of Wabtec common stock.
Named Executive Officer	Shares Owned	Percent of Class
Rafael Santana	134,286(1)(2)	*
John Olin	22,109(1)(2)	*
David DeNinno	94,301(1)(2)	*
Pascal Schweitzer	14,928(1)(2)(6)	*
Eric Gebhardt	19,367(1)(2)	*
Patrick Dugan	117,115(2)	*
Director/Nominee	Shares Owned	Percent of Class
Lee Banks	7,041(1)	*
Byron Foster	1,662(1)	*
Lee B. Foster, II	67,686(1)(3)	*
Linda A. Harty	10,442(1)	*
Brian P. Hehir	31,941(1)(4)	*
Michael W.D. Howell	5,128(1)	*
William E. Kassling	899,605(1)(5)	*
Ann R. Klee	6,017(1)	*
Albert J. Neupaver	812,445(1)(2)	*
Directors and Executive Officers as a Group (22 persons)	2,253,874(1)(2)	1.22%
*	Less than 1%. Note that all Percent of Class calculations are based on the issued and outstanding shares of Wabtec common stock as of the March 22, 2022 record date.
(1)
Includes restricted shares as follows: Mr. Santana 68,924; Mr. Olin 11,109, Mr. DeNinno 15,071; Mr. Schweitzer 8,193, and Mr. Gebhardt 18,275. each other non-employee director 2,060 (with the exception of Mr. Byron Foster who has 1,662 restricted shares and Mr. Neupaver who has 42,976 restricted shares); and all directors and executive officers as a group 222,721. The restricted stockholders have sole voting power with respect to the restricted shares but do not have sole or shared dispositive power until the restricted shares vest.

(2)
Includes options that are exercisable on or within 60 days of January 31, 2022 as follows: Mr. Santana 38,675; Mr. DeNinno 20,656; Mr. Dugan 34,543, Mr. Schweitzer 3,761, Mr. Gebhardt 1,092; and Mr. Neupaver 117,928; and all directors and executive officers as a group 246,643.

(3)	Includes 15,200 shares owned by Mr. Lee Foster and 17,500 shares held by Lee B. Foster II Dynasty Trust, and 34,986 held by the Lee B. Foster II Revocable Trust.
(4)	Includes 28,941 shares owned by Mr. Hehir. Also includes 3,000 shares held by the Brian P. Hehir and Janet S. Hehir Foundation for which Mr. Hehir serves as a trustee.
(5)
Includes 74,671 shares owned by Mr. Kassling. Also includes 821,654 shares owned by Davideco, a Delaware corporation, and 3,280 shares owned by Mr. Kassling’s wife. Mr. Kassling disclaims beneficial ownership of the shares held by his wife.

(6)	Includes 8,193 restricted shares and 1,000 restricted share units owned by Mr. Schweitzer.

l Proxy Statement for 2022 Annual Meeting	[5]

Owners of More Than 5%
The following table shows stockholders who are known to Wabtec to be beneficial owners of more than 5% of Wabtec’s common stock as of March 22, 2022.
Name and Address of Beneficial Owner	Beneficial Ownership (1)	Percentage of Class*
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	18,897,196(2)	10.26%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	11,894,524(3)	6.46%
Wellington Management Group, LLP 280 Congress Street Boston, Massachusetts 02210	11,857,618(4)	6.44%
Pzena Investment Management, LLC 320 Park Avenue, 8th Floor New York, NY 10022	10,118,702(5)	5.49%
(1)
Under SEC regulations, a person who has or shares voting or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Unless otherwise indicated in the other footnotes below, each person has sole voting power and sole investment power as to all shares listed opposite such person’s name.

(2)
Based solely upon the information in the Schedule 13G/A filed February 10, 2022, The Vanguard Group has sole dispositive power with respect to 18,147,936 shares, shared dispositive power with respect to 749,260 shares and shared voting power with respect to 292,528 shares.

(3)
Based solely upon the information in the Schedule 13G/A filed February 1, 2022, BlackRock, Inc. has sole dispositive power with respect to 10,260,224 shares and sole voting power with respect to 11,894,524 shares.

(4)
Based solely upon the information in the Schedule 13G filed February 4, 2022, Wellington Management Group, LLP has shared dispositive power with respect to 11,857,618 shares and shared voting power with respect to 9,655,341 shares.

(5)
Based solely upon the information in the Schedule 13G filed January 24, 2022, Pzena Investment Management, LLC has sole dispositive power with respect to 10,118,702 shares and sole voting power with respect to 8,692,686 shares.

[6]	l Proxy Statement for 2022 Annual Meeting

Wabtec Board of Directors at a Glance
	Audit Committee	Compensation and Talent Management Committee	Foundation	Nominating and Corporate Governance Committee	Environment, Social and Governance Sub-Committee
Lee C. Banks
Lee B. Foster II
Byron Foster
Linda A. Harty
Brian P. Hehir
Michael W. D. Howell
William E. Kassling ♦
Ann R. Klee
Albert J. Neupaver
Rafael Santana
= Independent Director	= Chairperson	= Member
= Lead Independent Director	= Audit Committee Financial Expert	= Chair of the Board
♦ = Vice Chair of the Board

l Proxy Statement for 2022 Annual Meeting	[7]

Proposal 1—Election of Directors
Wabtec’s Board of Directors currently has ten members. The Board has determined that the number of Directors on the Board shall be no more than thirteen, and no less than seven. The Board is divided into three classes whose terms of office end in successive years. William E. Kassling, Albert J. Neupaver and Ann R. Klee, whose terms of office are expiring, have been nominated to serve for new terms ending in 2025. All nominations were made by the Nominating and Corporate Governance Committee, as further described under “The Nominating and Corporate Governance Committee” on page 21 and approved by the entire Board of Directors. Two of our directors, Mr. Lee Foster and Mr. Howell, are planning to retire in May 2022. The Nominating and Corporate Governance Committee is engaged in an ongoing board refreshment process consistent with the criteria discussed below.
Our Corporate Governance Guidelines require our directors to possess qualities and skills necessary to oversee the management of Wabtec. The Nominating and Corporate Governance Charter establishes a commitment to find nominees for membership on the Board of Directors who are of the highest possible caliber and are able to provide insightful, intelligent and effective guidance to the management of Wabtec. As part of this process, the Nominating and Corporate Governance Charter requires the Nominating and Corporate Governance Committee to ensure that the Board of Directors consists of individuals from diverse educational and professional experiences and backgrounds who, collectively, provide meaningful counsel to management. Under the Corporate Governance Guidelines, it is the responsibility of the Nominating and Corporate Governance Committee to establish, and from time to time review with the Board, the requisite skills and characteristics for new Board members. In assessing potential nominees, the Nominating and Corporate Governance Committee will take into account the following criteria:
•	background;
•	skill needs;
•	personal characteristics;
•	diversity, inclusive of gender, race and ethnicity; and
•	business experience.
With respect to nomination of continuing directors for re-election, the committee also reviews and considers each nominee’s contributions to the Board. The Nominating and Corporate Governance Committee’s process to recommend qualified director candidates is further described on page 21 under “The Nominating and Corporate Governance Committee.” As described above, and although the Board does not have a separate diversity policy, the Nominating and Corporate Governance Committee considers diversity as one of a number of factors in identifying nominees for director pursuant to its charter. The Board and the Nominating and Corporate Governance Committee believe it is essential that the Board members represent diverse backgrounds. In considering nominees for director, the Nominating and Corporate Governance Committee conducts inquiries into the background and qualifications of possible candidates and actively recruits qualified individuals. The Nominating and Corporate Governance Committee assesses the effectiveness of its approach as part of the annual review of its charter and the Corporate Governance Guidelines and as part of its annual review of the effectiveness of the Board and each committee of the Board.

[8]	l Proxy Statement for 2022 Annual Meeting

Board Members	Albert Neupaver	Lee Banks	Byron Foster	Lee Foster	Linda Harty	Brian Hehir	Michael Howell	William Kassling	Ann Klee	Rafael Santana
International			✔				✔			✔
Technology Experience	✔	✔		✔			✔	✔		✔
Rail Industry	✔			✔			✔	✔		✔
Mergers/Acquisitions	✔	✔	✔	✔	✔	✔	✔	✔		✔
Legal Regulatory / Gov't Relations Experience	✔				✔			✔	✔	✔
Compliance	✔			✔	✔	✔		✔	✔	✔
Strategic and Global Experience	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔
Public Board Experience	✔			✔	✔	✔	✔	✔	✔	✔
Financial Literacy	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔
Public Company Experience	✔	✔	✔	✔	✔		✔	✔	✔	✔
CEO Experience	✔			✔			✔	✔		✔
Manufacturing Lean Experience	✔	✔			✔			✔		✔
Sales and Marketing Experience	✔	✔	✔				✔	✔		✔
Majority Voting for Directors
Under our amended and restated bylaws, each director is to be elected by the vote of the majority of the votes cast at the Annual Meeting. For this purpose, a “majority of the votes cast” means that the number of shares voted “for” a director’s election exceeds 50 percent of the number of votes cast with respect to that director’s election. Votes “cast” exclude abstentions. In the event the number of director nominees for election at a meeting of stockholders exceeds the number of directors to be elected at that meeting, each director to be so elected will be elected by a plurality of the votes cast. Each director nominee has agreed to provide an irrevocable letter of resignation to the Board should such nominee fail to receive the required number of votes.
Board and Nominee Biographies
The description of each director and each nominee set forth below includes biographical information, on a director by director basis, and highlights the specific experience, qualifications, attributes, background and education of each director and each nominee that led the Board to conclude that each director or nominee should serve on the Board. In addition to the qualifications described in the biographical information set forth below, the Nominating and Corporate Governance Committee and the Board also determined that each director and each nominee possesses certain intangible attributes and skills, which led to the conclusion that each director and each nominee meets the criteria set forth in the Corporate Governance Guidelines and is qualified to serve as one of our directors. These intangible attributes and skills include, as to each nominee, integrity, the capacity to evaluate business issues and make practical and mature judgments, willingness to devote the necessary time and effort required to serve on our Board, the skills and personality to work effectively and collegially with other directors on a Board that is responsive to Wabtec’s needs, and the self-confidence and communication skills to participate effectively in Board discussions.

l Proxy Statement for 2022 Annual Meeting	[9]

Vote Required
Your proxy will be voted “for” the election of these nominees unless you withhold authority to vote for any one or more of them. If any nominee is unable or unwilling to stand for election, your proxy authorizes us to vote for a replacement nominee if the Board names one.
Only votes “for” a candidate are counted in the election of directors. The three nominees who receive the most votes will be elected as directors, subject to the guidelines set forth on page 9 regarding any director nominee who receives a greater number of votes “withheld” from his election than votes “for” such election.
✔	The Board recommends you vote FOR each of the following director nominees.

[10]	l Proxy Statement for 2022 Annual Meeting

Director Nominees to Serve for Three-Year Term Expiring in 2025
William E. Kassling Independent Director Vice Chair of the Board Age: 78 Director Since 1990
Biographical Information

Vice Chair of Wabtec since August 2020. Lead Director of Wabtec from May 2013 to August 2020; Chairman of Wabtec from prior to 1997 to May 2013; Chief Executive Officer of Wabtec from May 2004 to January 2006 and from prior to 1997 to February 2001; President of Wabtec from May 2004 to January 2006 and from prior to 1997 to February 1998. Director of Pittsburgh Penguins Inc., Texas Rangers, the Crosby Group, and Wabtec Foundation. Mr. Kassling serves on the board of Kensington Capital Acquisition Corp. V (NYSE: KCGI).

Director Skills

Due to Mr. Kassling’s experience as an officer and director of Wabtec, he has extensive knowledge of the Company and the rail industry and has also served as a board member for other publicly traded companies, through which he has gained additional experience in corporate governance. With his vast experience, he provides the Board with broad leadership insight on the management and operations of a public company.
Committees None

l Proxy Statement for 2022 Annual Meeting	[11]

Albert J. Neupaver Chairman of the Board Age: 71 Director Since 2006
Biographical Information

Chairman of the Board of Wabtec since July 2020; Executive Chairman of Wabtec from May 2018 to July 2020 and from May 2014 to May 2017; Chairman of Wabtec from May 2017 to 2018; Chairman and Chief Executive Officer of Wabtec from May 2013 until May 2014; President and Chief Executive Officer of Wabtec from February 2006 until May 2013; President of the Electromechanical Group of AMETEK, Inc. from 1998 to February 2006.

Director of Wabtec Foundation, Carnegie Science Center, and Koppers Holdings Inc.; Member of Board of Trustees of the Carnegie Museums. Member of Robbins & Myers, Inc. Board of Directors from January 2009 to February 2013. Member of Genesee & Wyoming Inc. Board of Directors until December 2019. Executive Board Member of UPMC Children’s Hospital Foundation; Board Member of Heinz History Center.

Director Skills

Mr. Neupaver currently is the Chairman of the Board of Wabtec, a position he has held since July 2020, and previously from May 2017 to May 2018. Previously, he was Executive Chairman of the Board of Wabtec, President and Chief Executive Officer of the Company. During that tenure, Mr. Neupaver led the Company to unprecedented growth throughout the business cycle. His leadership and business acumen have been critical elements in Wabtec’s recent success. He also serves on the boards of non-profit organizations and other public companies, through which he has gained further insight into corporate governance issues.
Committees None

[12]	l Proxy Statement for 2022 Annual Meeting

Ann R. Klee Independent Director Age: 60 Director Since 2019
Biographical Information

Executive Vice President, Suffolk Construction Company (February 2020 to March 2021); Vice President, General Electric Company (2008 to September 2019). Prior to GE, Ms. Klee was a partner and co-chair of the Environmental and Natural Resources Group of Crowell & Moring LLP. Ms. Klee also served as general counsel to the U.S. Environmental Protection Agency, as counselor and special assistant to the Secretary of the U.S. Department of the Interior and as chief counsel to the U.S. Senate’s Environment and Public Works Committee.

Ms. Klee serves on the boards of Sotera Health Company (NASDAQ:SHC), where she Chairs the Nominating and Corporate Governance Committee, WGBH (Boston, MA Public television), University of Pennsylvania − Center for Climate and Energy Solutions and Boston Harbor Now.

Director Skills

Ms. Klee brings over 30 years of experience in environmental law, governance and compliance and is also a recognized expert in sustainability and Environment, Social and Governance matters.
Committees Compensation and Talent Management Nominating and Corporate Governance Environment, Social and Governance Subcommittee (Chair)

l Proxy Statement for 2022 Annual Meeting	[13]

Continuing Directors with Three-Year Term Expiring in 2023
Lee B. Foster, II Independent Director Lead Director Audit Committee Financial Expert Age: 75 Director Since 1999
Biographical Information

Chairman of L.B. Foster Company since 1998; Chief Executive Officer of L.B. Foster Company until 2002; President of L.B. Foster Company until 2000. Director of L.B. Foster Company, Capital Guidance Ltd., Dakota, Minnesota & Eastern Railroad (“DM&E”) from 2001 to October 2007 and Wabtec Foundation.

Director Skills

Mr. Foster has had an extensive career within the railroad industry, including 35 years with the L.B. Foster Co., a supplier to the railroad and transit industries, where he has served in a multitude of roles including President, CEO and Chairman, as well as Director. Mr. Foster brings to the Board not only a solid background within the railroad industry, but also his experience on various boards and committees, including the executive committee of DM&E and the audit and compensation committees of the private company Capital Guidance Ltd.
Committees Audit Nominating and Corporate Governance (Chair)
Rafael Santana Chief Executive Officer Age: 50 Director Since 2019
Biographical Information

President and Chief Executive Officer of Wabtec since July 2019. Prior to this role, Mr. Santana served as President and Chief Executive Officer of GE Transportation, a division of General Electric (GE) Company, from November 2017 to February 2019. Mr. Santana joined GE in 2000 and held a variety of global leadership roles in GE’s Transportation, Power, and Oil & Gas businesses, including President and Chief Executive Officer of GE, Latin America; President and Chief Executive Officer of GE Oil and Gas Turbomachinery Solutions; and Chief Executive Officer of GE Energy in Latin America. Mr. Santana serves on the Board of Travelers Companies, Inc.

Director Skills

Mr. Santana brings over 25 years of global executive leadership experience, including international operations, product management, and commercial expertise to this post, including more than 10 years in the transportation industry. He has a proven track record of transforming businesses, while delivering top-and bottom-line growth.
Committees None

[14]	l Proxy Statement for 2022 Annual Meeting

Lee C. Banks Independent Director Age: 59 Director Since 2020
Biographical Information

Mr. Banks has been Vice Chairman and President of Parker Hannifin Corporation since August 2021. Prior to that he was President and chief operating officer of Parker-Hannifin since February 2015. Mr. Banks served as executive vice president and operating officer of Parker-Hannifin from 2008 to 2015 and senior vice president and operating officer of Parker-Hannifin from 2006 to 2008.

Director Skills

As a senior executive and director of a global corporation, Mr. Banks provides the Board with significant industrial executive general management and operational experiences and a unique perspective in identifying governance, strategic, and tactical risks attendant to a multi-national sales, distribution, manufacturing, and operational footprint.
Committees Compensation and Talent Management Nominating and Corporate Governance
Byron Foster Independent Director Age: 53 Director Since 2021
Biographical Information

Mr. Foster has served as President, Light Vehicle Drive Systems at Dana Incorporated since July 2021. He previously served as Senior Vice President and Chief Commercial, Marketing and Communications Officer of Dana Incorporated from February 2021 to July 2021. From 2016 to 2019, Mr. Foster served as Executive Vice President of Adient PLC, and prior to 2016, Mr. Foster served in various senior executive commercial and operational roles at Johnson Controls, Inc. From June 2020 to February 2021, Mr. Foster served as CEO of Shield T3.

Director Skills

Mr. Foster is an accomplished senior industrial leader with a long track record of success. Mr. Foster brings extensive global operation and commercial experience having led complex global industrial businesses focused on growth, profitability and technical innovation. Mr. Foster’s experience in operations, engineering, marketing and supply chain makes him well suited to serve as a Wabtec director.
Committees Audit Compensation and Talent Management Environment, Social and Governance Subcommittee

l Proxy Statement for 2022 Annual Meeting	[15]

Continuing Directors with Three-Year Term Expiring in 2024
Linda Harty Independent Director Audit Committee Financial Expert Age: 61 Director Since 2016
Biographical Information

Ms. Harty served as Treasurer of Medtronic, plc, a global leader in medical technology services and solutions, from February 2010 to April 2017. Prior to her tenure with Medtronic, she held executive and management positions with Cardinal Health, RTM Restaurant Group, BellSouth, ConAgra and Kimberly-Clark.

Ms. Harty is a member of the Board of Directors of Parker-Hannifin Corporation and serves on the Audit Committee as Chair and as a member of the Corporate Governance and Nominating Committee. Ms. Harty is also a member of the Board of Directors of Syneos Health, Inc. and serves as a member of the Audit Committee and Compensation and Management Development Committee. Ms. Harty is also a member of the Board of Directors of Chart Industries, Inc., serves as a member of the Compensation Committee and has recently been elected as the Chair of the Nominations and Corporate Governance Committee for Chart Industries.

Director Skills

Ms. Harty’s extensive financial expertise, particularly in the areas of treasury, tax, decision support and acquisitions, serves as a valuable resource to Wabtec’s Board and our management team. Ms. Harty’s insights and perspectives are especially helpful as the Company continues to strengthen and grow while navigating a challenging global market. In addition, her service to the boards of other publicly traded companies provides further expertise and insight into corporate governance issues.
Committees Audit (Chair) Nominating and Corporate Governance

[16]	l Proxy Statement for 2022 Annual Meeting

Brian Hehir Independent Director Audit Committee Financial Expert Age: 68 Director Since 2007
Biographical Information

Retired in June 2008 from Merrill Lynch after 25 years of service; Vice Chairman of Investment Banking for Merrill Lynch from 1999 to 2008. Former member of the Board of Directors of Catholic Health Services of Long Island and former Chair of the Georgetown University School of Nursing and Health Studies Board of Visitors.

Director Skills

Mr. Hehir has had an extensive career in global financial markets with over 30 years of experience working in investment banking, financing, corporate advisory services and capital markets. He advised clients on capital markets, mergers and acquisitions and other corporate transactions, which are an integral part of Wabtec’s growth strategy. His experience from the highly regulated investment banking industry also provides the Board with a critical perspective on risk management.
Committees Audit Compensation and Talent Management (Chair) Nominating and Corporate Governance
Michael Howell Independent Director Age: 74 Director Since 2003
Biographical Information

CEO of Transport Initiatives Edinburgh Limited from 2002-06; Chairman of FPT Group Limited 1998-2002; Chairman of EVO Electric Limited, London, 2007-12. Member of Council of the University of Leeds, UK since September 2016; Director of Gama Aviation plc, Farnborough, UK since April 2019. Director of Hutchison China Meditech Limited, Hong Kong from 2006-17; Director since 1999 and former Chairman (2014-15) of Clothworkers’ Company, London; Trustee from 1999-2012 (Chairman of Trustees from 2006-12) City & Guilds of London Institute.

Director Skills

Mr. Howell has 36 years of experience from executive and board positions with various companies in the railroad sector, such as Cummins Engine Company, Inc., General Electric Company, Inc., Railtrack Group plc and Transport Initiatives Edinburgh Limited. His understanding of many aspects of the international railroad and transportation industries, as well as his CEO and Chairman experience, provides the Board with a broad and relevant background regarding the management and operations of a major public company in the railroad industry.
Committees Compensation and Talent Management Nominating and Corporate Governance Environment, Social and Governance Subcommittee

l Proxy Statement for 2022 Annual Meeting	[17]

Corporate Governance Highlights
+	Majority Voting for Uncontested Director Elections
+	Lead Independent Director leads all executive sessions of independent directors
+	Non-executive Board Chair
+	Separate Chair and Chief Executive Officer
+	All directors attended the 2021 Annual Meeting and 75% or more of the Board and Committee meetings in 2021
+	Executive sessions of non-management directors at all regular Board meetings
+	Audit Committee, Compensation and Talent Management Committee and Nominating and Corporate Governance Committee comprised solely of independent directors
+	Three members of the Audit Committee are deemed to be “audit committee financial experts”
+	Limits on Outside Directorships
+	External Board Evaluation
+	Bylaws provide a stockholder right to call special meetings
+	Robust stock ownership guidelines for officers and directors
+	Minimum vesting of 12 months for restricted stock and options
+	Policy against hedging or pledging of Wabtec shares by officers and directors
+	Policy against using Preferred Shares for Anti-Takeover Purposes
+	Proxy Access for Large, Long term Stockholders

[18]	l Proxy Statement for 2022 Annual Meeting

Corporate Governance Matters
The Board and Committees
Wabtec’s business is managed under the oversight of our Board which conducts business through meetings of its members and its committees. The Board met nine times during 2021. All directors attended more than 75% of all meetings of the Board and the committees on which they served in 2021. The standing Board committees that help the Board fulfill its duties include the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation and Talent Management Committee (the “Compensation Committee”). The Board also holds regularly scheduled meetings of non-employee directors. It is the Company’s policy that all directors attend the annual meeting of stockholders if reasonably possible. All directors attended the 2021 annual meeting of stockholders. The Board conducts annual self-assessments and has engaged a third party to conduct an external evaluation of the Board’s performance.
Director Independence
Our Corporate Governance Guidelines require a majority of the Board to be independent. For a Director to be considered an “Independent Director”, the Board must annually determine that they have no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization which has such a relationship with the Company). The basis for the Company’s determination of independence is based on the applicable New York Stock Exchange (the “NYSE”) and SEC rules, however no Director is considered to be an Independent Director if they:
•	have in the last three years been employed by the Company;
•	have in the last three years been affiliated with or employed by a (present or former) auditor of the Company or of an affiliate of the Company;
•
have in the last three years been part of an interlocking directorate in which an executive officer of the Company sits on the compensation committee of another company which concurrently employs the director;

•
have in the last three years received more than $120,000 in direct compensation from the Company, other than director fees and deferred compensation, and with respect to Audit Committee members, accepted directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any of its subsidiaries;

•
are currently employed by a company that in any of the last three years has received payments from or made payments to the Company in an amount that exceeds the greater of $1 million or 2% of such other company’s gross revenue; or

•
have an immediate family member who falls within any of the above categories, except that an immediate family member may be an employee of, but not a partner of, the auditor of the Company and not impair the director’s independence if such immediate family member does not personally work on the Company’s audit.

The Board has reviewed the independence of its members considering these standards and any other commercial, legal, accounting and familial relationships between the directors and Wabtec and has determined that all of its members were independent during 2021, with the exception of Mr. Neupaver and Mr. Santana. Specifically, none of such independent directors has a material relationship with Wabtec, and each such director meets the Board’s categorical independence standards and the independence requirements of the NYSE listing standards. The Board’s Audit Committee, Compensation Committee, and Nominating & Corporate Governance Committee are composed entirely of directors who meet the independence requirements of the NYSE. Each member of the Audit Committee also meets the additional independence standards for Audit Committee members required by the SEC set forth above.

l Proxy Statement for 2022 Annual Meeting	[19]

Board Leadership Structure
The Board currently has a non-executive, non-independent Chair of the Board, a separate Chief Executive Officer, and a Lead Independent Director. The Chief Executive Officer is responsible for setting the strategic direction for Wabtec and the day to day leadership and performance of the Company. The Chairman provides guidance to the Chief Executive Officer, sets the agenda for Board meetings and presides over meetings of the full Board. The Lead Independent Director, who is appointed by our independent directors, leads the meetings of our Independent Directors outside the presence of management and can be reached directly by our stockholders as set forth in Communications with the Board on page 56. The Board believes that this structure is in the best interests of Wabtec and provides clear leadership responsibility and accountability, while providing for effective corporate governance and oversight by an independent Board of strong and seasoned Directors. The Board evaluates this leadership structure annually.
Meetings of Independent Directors
Our Board of Directors appointed Mr. Lee Foster as “Lead Independent Director” in February 2021 to preside at all executive sessions of “non-management” directors during 2021, as defined under the rules of the NYSE. Our Board has also appointed Mr. Lee Foster as “Lead Independent Director” to preside at all such 2022 executive sessions.
The non-management Directors hold regular executive sessions without management in order to promote open discussion among the non-management Directors. The Board generally holds such executive sessions at every regularly scheduled Board meeting. At least one executive session each year is required to be attended only by independent directors.
The Board’s Role in Risk Oversight
The Board of Directors is responsible for overseeing and monitoring the material risks facing the Company. In its oversight role, the Board of Directors annually reviews Wabtec’s strategic plan which addresses, among other things, the risks and opportunities facing the Company. The Board also has overall responsibility for executive officer succession planning and reviews succession plans each year. The Board has delegated certain risk management oversight responsibility to the Board committees. As part of its responsibilities set forth in its charter, the Audit Committee is responsible for discussing with management Wabtec’s major risk exposures and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies. In this regard, Wabtec’s management prepares a comprehensive risk assessment report and reviews that report with the Audit Committee twice each year. This report identifies the material business risks (including strategic, operational, cybersecurity, financial reporting and compliance risks) for the Company as a whole, as well as for each business unit and for corporate common services and identifies the controls that respond to and mitigate those risks. Wabtec’s management regularly evaluates these controls, and periodically reports to the Audit Committee regarding the controls’ design and effectiveness. The Audit Committee also receives annual reports from management on Wabtec’s ethics program and on environmental compliance. The Compensation Committee extensively reviewed the elements of compensation to determine whether any portion of compensation encouraged excessive risk taking and concluded:
•	significant weighting towards long-term incentive compensation discourages short-term risk taking;
•	rolling three-year performance targets discourage short-term risk taking;
•	incentive awards are capped by the Compensation Committee which discourages excessive risk taking; and
•	equity ownership guidelines discourage excessive risk taking.
The Nominating and Corporate Governance Committee annually reviews Wabtec’s Corporate Governance Guidelines and their implementation. Each committee reports to the full Board.
Diversity
Although the Board does not establish specific goals with respect to diversity, the Board’s overall diversity is a significant consideration in the director nomination process. Our Board of Directors, including this year’s nominees, consists of individuals who bring valuable diversity to the Board in terms of gender, ethnicity, race, industries

[20]	l Proxy Statement for 2022 Annual Meeting

represented, experience, age, and tenure. The Directors and nominees range in age from 50 to 78. Four of our Directors (including nominees) (40% of our directors) represent diversity of gender, race and ethnicity. 40% of our Directors (including nominees) have served on the Board for less than five years.
The Nominating and Corporate Governance Committee
Committee Members: Lee Foster, Chair Lee Banks Byron Foster Linda Harty Brian Hehir Michael Howell Ann Klee	A current copy of the charter is available on Wabtec’s website at: http://www.wabteccorp.com -> investor relations -> corporate governance
The Nominating and Corporate Governance Committee Charter was re-approved by the Committee at its February 10, 2022 meeting.
The principal functions of the Nominating and Corporate Governance Committee are to:
•	identify individuals qualified to become Board of Director members;
•	recommend to the full Board director nominees from time to time, including with respect to any vacancies that may occur;
•	consider and make recommendations for the Company’s strategies related to corporate responsibility;
•	develop and recommend to the Board of Directors corporate governance principles; and
•	lead the Board of Directors in complying with its corporate governance principles.
In addition, the Committee is committed to ensuring that all the nominees for membership on the Board of Directors are of the highest possible caliber and are able to provide insightful, intelligent and effective guidance to the management of the Company and that the governance of the Company is in full compliance with law, reflects generally accepted principles of good corporate governance, encourages flexible and dynamic management without undue burdens and effectively oversees and monitors the risks of the business and operations of the Company. With respect to Board refreshment, the Committee is seeking potential directors to fill anticipated vacancies due to Mr. Lee Foster and Mr. Howell reaching the mandatory retirement age. The Committee has engaged an external search firm to assist in its identification of diverse and highly qualified potential board candidates.
The Committee met five times during 2021. The members of the Nominating and Corporate Governance Committee in 2021 were Mr. Lee Foster, who served as the Chair starting in August of 2020, Mr. Erwan Faiveley (who resigned from the Board in May of 2021), Ms. Harty, Mr. Hehir, Mr. Howell, Ms. Klee, Mr. Banks and Mr. Byron Foster (who joined in July of 2021), all of whom were independent, as independence for such members is defined in the listing standards of the NYSE and the rules of the SEC.
The Committee will consider director nominees recommended by stockholders. Stockholders wishing to recommend a director candidate for consideration by the Committee can do so by writing the Secretary of Wabtec at 30 Isabella Street, Pittsburgh, PA 15212 and providing the information required under our amended and restated bylaws, including, but not limited to the candidate’s name, biographical data and qualifications. Any such recommendation should be accompanied by a written statement from the individual of their consent to be named as a candidate and, if nominated and elected, to serve as a director. No candidates for Board membership have been put forward by stockholders for election at the 2022 annual meeting of stockholders. Our amended and restated by-laws require that for a stockholder to recommend a director nominee, notice in writing must be delivered to the Secretary of Wabtec no later than the 60th day and no earlier than the 90th day prior to the first anniversary of the previous year’s annual meeting proxy statement. Our amended and restated bylaws also permit a stockholder, or a group of up to 20 stockholders, that has owned at least three percent of our outstanding Common Stock for at least three years to nominate and include in our proxy statement candidates for our Board, subject to certain requirements. Each stockholder, or group of stockholders, may nominate candidates for director, up to a limit of the greater of two or 20 percent of the number of directors on the Board. Any nominee must meet the qualification standards listed in our amended and restated bylaws.

l Proxy Statement for 2022 Annual Meeting	[21]

In evaluating candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials. In doing so, the Committee identifies candidates of requisite skills and characteristics to be found in individuals qualified to serve as members of the Board of Directors who collectively provide meaningful counsel to management. As part of this process, a goal of the Committee is ensuring that the Board of Directors consists of individuals from diverse backgrounds (including diversity of gender, race, and ethnicity) and experience who, collectively, provide meaningful counsel to management. In order to achieve this goal, the Committee seeks and considers diverse candidates, inclusive of gender, race and ethnicity. The Committee also considers the candidate’s character, integrity, experience, understanding of strategy and policy-setting and reputation for working well with others. In connection with this evaluation, the Nominating and Corporate Governance Committee determines whether to interview the prospective nominee and, if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees. After completing this evaluation and interview, the Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee. If candidates are recommended by the Company’s stockholders, such candidates are evaluated using the same criteria. With respect to nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.
The Committee is also charged with oversight of the evaluation of the Board of Directors and management. In this regard the Committee evaluates, and reports to the Board of Directors, the effectiveness of the Board of Directors (as a whole) and each Committee of the Board of Directors (as a whole) (including, without limitation, the effectiveness of the Compensation Committee in its process of establishing goals and objectives for, and evaluating the performance of, the Chief Executive Officer and the other officers of the Company). In this process, the Committee receives comments from all Directors and reviews each Committee’s evaluation of its performance. The Committee may also obtain such external evaluations as it deems appropriate.
Environment, Social and Governance Subcommittee
To further our Board of Directors’ commitment to oversight and accountability of environmental and social issues, the Board established the Environment, Social and Governance Subcommittee (the “ESG Subcommittee”) of the Nominating and Corporate Governance Committee, chaired by Board member Ms. Klee and includes board members Mr. Byron Foster and Mr. Howell. The ESG Subcommittee supports Wabtec’s on-going commitment to environmental, social and governance (“ESG”) matters relevant to Wabtec including complying with all applicable laws and regulations affecting the health and safety of our employees and stakeholders, as well as protection of the environment (including climate) and other public policy matters.
In particular, the ESG subcommittee is tasked with:
•	setting the Company’s general strategy relating to ESG matters;
•	overseeing the Company’s evolving reporting and disclosure requirements with respect to ESG matters;
•	communications with investors and other stakeholders, including oversight of the annual Sustainability Report, with respect to ESG matters;
•	overseeing the Company’s programs and practices to promote and provide safe, healthy and secure workplaces;
•	monitoring the Company’s compliance with legal and regulatory requirements as well as industry standards and guidelines applicable to ESG and health and safety matters;
•	monitoring the Company’s ESG performance and health and safety compliance and related risks;
•	periodic reviews and discussions with management and the Board of Directors with respect to ESG and health and safety matters, and
•	performing such other responsibilities as may be assigned or delegated to it by the Nominating and Corporate Governance Committee.
Additional details regarding the ESG Subcommittee’s duties and responsibilities can be found in the Nominating and Corporate Governance Committee Charter located at https://ir.wabteccorp.com/investor-relations.

[22]	l Proxy Statement for 2022 Annual Meeting

The Audit Committee
Committee Members: Linda Harty, Chair Byron Foster Lee Foster Brian Hehir	A current copy of the charter is available on Wabtec’s website at: http://www.wabteccorp.com -> investor relations -> corporate governance
The Audit Committee reviewed and approved the continued use of its charter at its February 10, 2021 meeting.
The Audit Committee provides assistance to the Board in fulfilling the Board’s oversight responsibility to the stockholders, potential stockholders, the investment community, and others relating to the integrity of the Company’s financial statements, the financial reporting process, the systems of internal accounting and financial controls, the performance of the Company’s internal audit function and independent auditors, the independent auditor’s qualifications and independence, the Company’s compliance with ethics policies and legal and regulatory requirements, and the Company’s enterprise risk management review and assessment.
In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and has the authority to engage independent counsel and other advisers, including accountants, as it determines necessary to carry out its duties.
The Audit Committee is directly responsible for appointing, compensating, retaining and overseeing the work of the independent registered public accounting firm engaged by Wabtec. The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by Wabtec regarding accounting, internal controls or auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
The Audit Committee met five times in 2021. The members of the Audit Committee in 2021 were, Mr. Lee Foster, Ms. Harty, Mr. Hehir, Mr. Faiveley (until his resignation in May of 2021) and Mr. Byron Foster (appointed July of 2021). Ms. Harty is the Chairperson of the Audit Committee. Each of the foregoing members of the Audit Committee during 2021, and currently, is independent, as independence is defined in the rules of the SEC and in the listing standards of the NYSE. The Board has determined that each of Ms. Harty, Mr. Lee Foster and Mr. Hehir qualifies as an “audit committee financial expert” as defined in the regulations of the SEC.
Audit Committee Report
The Audit Committee is responsible for reviewing Wabtec’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In the performance of its oversight function, the Audit Committee meets with management periodically to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Audit Committee meets privately with the independent registered public accountants, who have unrestricted access to the Audit Committee. Specifically, the Audit Committee has reviewed and discussed with management and the independent registered public accountants the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2021.
The Audit Committee has also discussed with the independent registered public accountants the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission.
Furthermore, the Audit Committee received and reviewed the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence and have discussed with the independent registered public accountants their independence.

l Proxy Statement for 2022 Annual Meeting	[23]

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that Wabtec’s audited financial statements, as of and for the fiscal year ended December 31, 2021, be included in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2021, to be filed with the Securities and Exchange Commission.
Respectfully submitted,
Linda A. Harty, Chair
Byron Foster
Lee B. Foster, II
Brian P. Hehir
The Compensation and Talent Management Committee
Committee Members: Brian Hehir, Chair Lee Banks Byron Foster Michael Howell Ann Klee	A current copy of the charter is available on Wabtec’s website at: http://www.wabteccorp.com -> investor relations -> corporate governance
The Compensation Committee adopted, and the Board approved an amended committee charter which included changing the name of the Compensation Committee to the Compensation and Talent Management Committee in February 2022.
The Compensation Committee provides assistance to the Board relating to the compensation of Wabtec’s officers and directors. The Compensation Committee has authority, pursuant to its charter, to make recommendations to the Board, which then establishes compensation. The Compensation Committee’s principal responsibilities include:
•	reviewing and approving goals and objectives for the Chief Executive Officer and determining the Chief Executive Officer’s compensation;
•	reviewing and approving incentive compensation plans and equity-based plans;
•	reviewing and recommending compensation of all executive officers and non-employee directors; and
•	overseeing the Company’s human capital management strategies and programs including in respect of diversity, equity and inclusion.
The Compensation Committee members in 2021 were Mr. Banks, Ms. Klee, Mr. Hehir, Mr. Howell and Mr. Byron Foster (appointed July of 2021), all of whom were independent, as independence for such members is defined in the rules of the SEC and the listing standards of the NYSE. In addition, the Compensation Committee members each qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. Mr. Hehir served as the Compensation Committee’s Chair. The Nominating and Corporate Governance Committee recommends the Compensation Committee members who are approved by the full Board of Directors. The Compensation Committee met six times in 2021.
The Compensation Committee reviews our executive compensation programs and recommends changes or adjustments to the Board, which then establishes these items. Base salaries and bonus targets are established at the beginning of the fiscal year. Base salaries depend mainly on the executive officer’s position and responsibility, while cash bonuses are based on pre-established performance factors. These factors were established at the beginning of the year for 2021 and include (i) financial performance indicators measuring earnings per share, earnings before interest and taxes, and cash from operations; and (ii) a personal performance indicator which measures whether the individual executive attained certain quantitative and measurable goals established for that executive.
Executive officers also receive long-term incentive compensation. With respect to the long-term incentive portion of executive compensation, the Compensation Committee has discretion to grant equity-based, long-term incentive awards under our 2011 Stock Incentive Plan, as amended and restated (the “2011 Stock Incentive Plan”). Such awards take the form of restricted share awards, performance units and stock options. The performance units are paid three years after award based on achieving a rolling three-year performance metric established at award, and the restricted shares and options vest in 1/3 increments on March 1 of each succeeding year. The Compensation

[24]	l Proxy Statement for 2022 Annual Meeting

Committee bases the amount of the award upon the executive’s job level, as well as other factors. These factors include benchmarking the total compensation an executive may earn to ensure it is competitive, compensating executives in a “pay for performance” manner and aligning the interests of the executives with the interests of the stockholders. The Compensation Committee also reviews the ratio of total compensation to total target cash compensation to ensure that the mix of long-term compensation is appropriate for each executive. See “Long-Term Incentive Compensation” on page 37 for additional details.
The Chief Executive Officer and Chief Human Resources Officer suggest guidelines in discussions with the Compensation Committee regarding executive compensation. They provide recommendations and information regarding the competitiveness of the industry, key employees, performance of individuals, succession planning and other relevant data to the committee. The Chief Executive Officer is not present during any discussions concerning his own compensation. The Compensation Committee also has the authority to retain compensation consultants, advisors and legal counsel as it deems necessary and has the sole authority to approve such consultants’ fees, which are payable by the Company. The Compensation Committee engaged the consulting firm Pay Governance, LLC (“Pay Governance”) during 2021. During its engagement, Pay Governance provided the following services: (i) reviewed and assessed the Company’s current compensation practices for executives; (ii) reviewed the current peer group and made recommendations to update the peer group; (iii) reviewed and provided a pay for performance assessment of Chief Executive Officer compensation; (iv) provided benchmarking of peer group and relevant industry data; (v) provided data and recommendations associated with a review of the long-term incentive plan; and (vi) provided data and recommendations on changes to the annual cash incentive program. In addition, Pay Governance reviewed and assessed the competitiveness of compensation provided to non-employee members of the Company’s Board of Directors. This review included benchmarking of the Peer Group and relevant industry data.
Compensation and Talent Management Committee Interlocks and Insider Participation
During 2021, Wabtec had no interlocking relationships in which (i) an executive officer of Wabtec served as a member of the compensation committee of another entity, one of whose executive officers served on the Compensation Committee of Wabtec; (ii) an executive officer of Wabtec served as a director of another entity, one of whose executive officers served on the Compensation Committee of Wabtec; or (iii) an executive officer of Wabtec served as a member of the compensation committee of another entity, one of whose executive officers served as a director of Wabtec. No member of the Compensation Committee was at any time during the 2021 fiscal year or at any other time an officer or employee of the Company.
Compensation and Talent Management Committee Report
The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included on pages 29 through 50 of this proxy statement with management.
Based on this review and discussion, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement, and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC.
Respectfully submitted,
Brian P. Hehir, Chair
Lee C. Banks
Michael W. D. Howell
Ann R. Klee
Stockholder Engagement
Ongoing engagement with our stockholders is important to us. We value our stockholders’ views and their input is important. Our Investor Relations and Finance teams are dedicated to leading our engagement efforts and collaborating with Wabtec’s management teams and subject matter experts in order to provide appropriate resources for engagement with our stockholders. Our engagements with stockholders have been constructive and have provided management and the Board with insights on issues and initiatives that are important to our stockholders and other stakeholders.
We communicate with our stockholders through a variety of means, including direct interface, investor presentations, investor conferences, analyst meetings, our website, and publications we issue. We also initiate formal outreach

l Proxy Statement for 2022 Annual Meeting	[25]

efforts in the months prior to our annual meeting of stockholders. Through that process, we contact stockholders and invite them to engage in discussions with our senior management team and subject matter experts on a variety of topics, including the stockholders’ priorities and interests, our proxy statement disclosures, stockholder proposals, and company strategy. In 2021, conversations with stockholders focused on the following key areas:
•	Wabtec’s ongoing response to the COVID-19 pandemic and our commitment to the health and safety of our employees;
•	Business strategy;
•	Financial performance;
•	Company culture and ongoing integration and restructuring efforts;
•	Capital allocation;
•	Executive compensation;
•	Corporate governance practices;
•	Board composition; and
•	Other topics, including climate-related risks and opportunities.
Following our annual meeting, our engagement efforts continue so that we may follow up on matters brought to our attention and/or discuss new issues of interest. We also respond routinely to individual stockholders and other stakeholders who inquire about our business. Input from our stockholders helps us formulate an appropriate action plan for addressing certain issues.
Corporate Responsibility and Sustainability
This year, we released our 2021 Sustainability Report, which highlights Wabtec’s accomplishments and commitments to building a more responsible and sustainable future. Wabtec established the following Sustainability Principles to guide our sustainability strategy:
•	Innovation with Purpose, which is a commitment to developing responsible and sustainable products that minimize the impact on our planet;
•	Driving Responsible Operations, which is a commitment to providing safe working environments and products that enable productive and efficient use of resources; and
•
Empowering People and Communities, which is a commitment to driving an inclusive culture grounded in integrity, committed to the development of and investment in the communities where our teams live and work.

Our 2021 Sustainability Report outlines a series of goals to improve our performance on global environmental, social, and governance matters, and drive a better future for people and the planet. The report also shares notable actions taken by Wabtec to advance its sustainability strategy.
The report can be found at www.wabteccorp.com/sustainability.
In addition, and to further our Board of Directors’ commitment to oversight and accountability of environmental and social issues, the Board established the ESG Subcommittee of the Nominating and Corporate Governance Committee, chaired by Board member Ms. Klee. The ESG Subcommittee supports Wabtec’s on-going commitment to environmental, health and safety matters relevant to Wabtec including complying with all applicable laws and regulations affecting the health and safety of our employees and stakeholders, as well as protection of the environment.
Details of the ESG Subcommittee’s duties and responsibilities can be found in the Nominating and Corporate Governance Committee Charter located at https://ir.wabteccorp.com/investor-relations.
Wabtec’s 2021 Sustainability Report is not a part of this proxy statement. The report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any of Wabtec’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

[26]	l Proxy Statement for 2022 Annual Meeting

Proposal 2—Advisory (Non-Binding) Resolution Relating to the Approval of 2021 Named Executive Officer Compensation
As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd- Frank Act”), we are providing our stockholders with a non-binding vote to approve our executive compensation programs and arrangements in accordance with Section 14A of the Exchange Act. In 2017, our shareholders indicated their approval of the Board of Directors’ recommendation that we solicit an advisory vote such as this on an annual basis. Our Board of Directors has adopted a policy that is consistent with that preference and, accordingly, we are providing our stockholders with an opportunity to vote on this proposal at this Annual Meeting. A “say on-frequency” vote is required every six years, and as such, our next say-on-frequency vote is expected to occur in 2023.
As described in greater detail under the heading “Compensation Discussion and Analysis,” on page 29 we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. The overall objectives of our executive compensation program are to (i) enable us to attract, motivate and retain key executive talent essential to the achievement of our short-term and long-term business objectives; (ii) provide compensation competitive with others in our industry; (iii) reward senior executive officers in a “pay for performance” manner for accomplishment of pre-defined business goals and objectives; and (iv) align the interests of our executives with our stockholders. A significant portion of total executive compensation is variable compensation linked to corporate, business unit and individual performance. Our objective is to provide a significant portion of an executive’s total compensation in a form that is contingent upon achieving established performance goals that are intended to align the executives’ interests with those of our stockholders. In regard to compensation based on long-term performance, our objective is to provide a significant portion of such compensation in the form of equity awards.
Pursuant to the SEC rules, we are asking you to approve the 2021 compensation of the named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K of the SEC, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures.
Under the Dodd-Frank Act and the related SEC rules, your vote on this resolution is an advisory or “non-binding” vote. This means that the purpose of the vote is to provide stockholders with a method to give their opinion to the Board of Directors of Wabtec about certain issues, like executive compensation. None of the Board, its committees or Wabtec is required by law to take any action in response to the stockholder vote. However, the Board values our stockholders’ opinions, and the Board intends to evaluate the results of this year’s vote carefully when making future decisions regarding compensation of the named executive officers. The stockholder advisory vote in connection with our 2021 annual meeting received over 90% approval by our stockholders, indicating support of our compensation programs and policies. We believe that providing our stockholders with an advisory vote on our executive compensation program will further enhance communication with our stockholders, and it meets our obligations under the Dodd-Frank Act and the SEC’s rules.

l Proxy Statement for 2022 Annual Meeting	[27]

Vote Required
This proposal is adopted if a majority of the shares present in person or by proxy vote for the proposal. Because the total shares voted “for,” “against,” or “abstain” are counted to determine the minimum votes required for approval, if you abstain from voting, it has the same legal effect as if you vote against. If a broker limits the number of shares voted on the proposal on its proxy card or indicates that the shares represented by the proxy card are not being voted on the proposal, it is considered a broker non-vote. Broker non-votes are not counted as a vote or used to determine the favorable votes required to approve the proposal.
The Board recommends that you approve the following resolution:
RESOLVED, that the stockholders approve the 2021 compensation of the named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K of the SEC, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures.
✔	The Board recommends you vote FOR the approval of the 2021 compensation of our named executive officers, as disclosed in this proxy statement pursuant to Regulation S-K of the SEC.

[28]	l Proxy Statement for 2022 Annual Meeting

Executive Officer and Director Compensation
Compensation Discussion and Analysis
Named Executive Officers
As of December 31, 2021, our named executive officers (“NEOs”) were:
Name	Title
Rafael Santana	President and Chief Executive Officer
John Olin	Executive Vice President and Chief Financial Officer
David DeNinno	Executive Vice President, General Counsel and Secretary
Pascal Schweitzer	President, Freight Services Group
Eric Gebhardt	Executive Vice President and Chief Technology Officer
Patrick Dugan	Former Executive Vice President and Chief Financial Officer
In connection with the termination of his employment, Mr. Dugan ceased being Executive Vice President and Chief Financial Officer effective October 1, 2021. Mr. Olin became the Company’s Executive Vice President and Chief Financial Officer effective October 1, 2021. See “2021 Severance of Mr. Dugan” on page 50.
Executive Summary
This Compensation Discussion and Analysis should be read in conjunction with the tabular and narrative disclosures beginning on page 29 of this Proxy Statement. See “Executive Compensation Philosophy and Objectives” on page 32 and the tables that follow for more information regarding our executive compensation programs.
Continued Impact of Covid-19 Pandemic
In 2020, Wabtec implemented changes to our compensation programs as a result of the Covid-19 pandemic (“COVID”). These included preliminarily freezing salaries for all salaried employees, subsequently paying merit increases in a lump sum, and modifying the metrics and weightings associated with our Annual Cash Incentive Program.
As Wabtec re-evaluated our compensation programs in 2021, the Company made the decision to re-implement the annual merit increase process for all employees, modified our Annual Cash Incentive Plan back to similar design and metrics utilized prior to the pandemic and made adjustments to our 2019 - 2021 long term incentive plan. The modifications included the following:
Annual Cash Incentive Plan
•	The weighting associated with the individual performance goals was reinstated, with individual performance being weighted at 20%;
•	Metrics were changed back to earnings per share and earnings before interest and taxes;
•	The cash flow from operations metric was not changed;
•	Financial metrics were weighted at 80%; and

l Proxy Statement for 2022 Annual Meeting	[29]

•	The metrics were weighted as follows:
	Corporate	Group
EPS - Corporate	48.0%	19.5%
Cash from Operations - Corporate	32.0%	12.5%
EBIT - Group		28.5%
Cash from Operations - Group		19.5%
Corporate (Total)	80%	80%
Personal Performance	20.0%	20.0%
Total	100.0%	100.0%
EPS means our “adjusted earnings per diluted share” as described in our 2021 year-end earnings release included with our Form 8-K filed on February 16, 2022. The amount is based on our GAAP earnings per diluted share, adjusted for amortization expense, certain restructuring costs and other non-recurring items detailed in the earnings release.
Cash from operations means our “adjusted cash flow” based on our GAAP cash flow from operations, adjusted for certain restructuring costs and other non-recurring items detailed in our earnings release included with our Form 8-K filed on February 16, 2022.
EBIT means our “adjusted earnings before interest and taxes” (as described in our 2021 year-end earnings release included with our Form 8-K filed on February 16, 2022). The amount is based on our GAAP income from operations, adjusted for amortization expense, certain restructuring costs and other non-recurring items detailed in the earnings release.
The modifications to our Annual Cash Incentive Plan are discussed in more detail below in the “Components of Compensation” beginning on page 35.
For 2021, bonuses were earned under the plan at 144.81% of target for Mr. Santana, Mr. Olin, Mr. DeNinno, Mr. Gebhardt, and Mr. Dugan. Mr. Schweitzer’s bonus was earned at 137.52% of target.
2019 – 2021 Long-Term Incentive Program
In its deliberations, due to the impact of COVID on the business, the Compensation Committee also determined that modifications were necessary to the 2019 – 2021 long-term incentive program. Rather than having one three-year performance period, the Compensation Committee decided to split the performance periods into three separate periods: one for 2019, one for 2020 and one for 2021. The performance measurement of economic profit did not change. Performance for each period is measured separately, and the payout is determined by averaging the payout percentages of the three separate performance periods. The economic profit goal was achieved at target for 2019, but not achieved for 2020 or 2021. Therefore, payouts for the 2019 - 2021 performance period were earned at 33% of target on three-year economic profit goals established in February 2019. The modifications to our 2019 – 2021 long-term incentive program are discussed in more detail below in the “Components of Compensation” beginning on page 35.

[30]	l Proxy Statement for 2022 Annual Meeting

Compensation Practices
The Compensation Committee has implemented the following best practices with respect to the executive compensation program:
What we do:	What we don’t do:
 ✔ Review the executive compensation programs each year and the Company’s long-term business strategy, the results of the most recent say-on-pay advisory vote and contemporary market practices as periodically provided by our independent consultant.
 ✔ Use the Company’s stock price and other value-creating financial metrics such as earnings before interest and taxes, earnings per share, working capital, cash flow, return on invested capital and relative total stockholder return in our executive incentive programs.
 ✔ Annually review the risks associated with our compensation programs and mitigate the risks by:
 • capping incentive payouts earned under our annual cash incentive award plan and our performance unit long-term incentive plan;
 • maintaining stock ownership guidelines for executive management and non-employee directors;
 • maintaining a recoupment policy that applies to
our cash and equity incentive awards;
 • maintaining a policy that prohibits the pledging
of Company stock; and
 • maintaining a policy that prohibits the hedging
of Company stock.
 ✔ Require both a qualified change in control and employment termination (double trigger) for any cash severance to be paid under our change in control agreements.

 ✘ Gross-up for income or excise taxes on perquisites
or severance benefits related to a change in control.
 ✘ Provide executives with an enhanced executive retirement program but rather a defined contribution or defined benefit plan similar to that provided to all employees in the country where such employees reside.
 ✘ Provide dividends or dividend equivalents on
unearned performance shares.
 ✘ Re-price or backdate stock options.

2021 Business Highlights
In 2021, Wabtec delivered strong financial performance driven by growth in both Freight and Transit segments. Sales increased 3.5 percent to $7.82 billion and cash flow from operations was a record $1.07 billion. We achieved an adjusted EBIT margin of 15.9 percent and ended the year with adjusted earnings per diluted share of $4.26, excluding certain expenses detailed later in this report.
We aggressively mitigated the impacts of escalating metals, labor and logistics costs; components shortages; and supply chain disruptions. Additionally, we accelerated integration synergies, achieving $250 million of run-rate synergies in the third quarter of 2021, more than one year earlier than forecasted. These actions continue to position the Company for long-term profitable growth.
Our balance sheet was strengthened by reducing debt by $181 million, while keeping a focus on our liquidity position, which at end of year stood at $1.67 billion in cash, cash equivalents, and available credit facilities. We executed on our strategic priorities and returned $392 million of capital to shareholders via dividends and share repurchases. Our multi-year backlog also remained strong at $22.17 billion, giving us good visibility into 2022 and beyond.

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Key business highlights include:

*	See page 57 for reconciliation of GAAP to non-GAAP measures referenced in this section.
Role of 2021 Advisory Vote on Executive Compensation in the Compensation Decision Process
The Compensation Committee reviewed the results of the 2021 stockholder advisory vote on executive officer compensation and incorporated the results as one of the many factors considered in connection with the discharge of its responsibilities. At our 2021 Annual Meeting of Stockholders, over 90% of the votes cast approved the compensation program described in our 2021 proxy statement. The Compensation Committee interpreted this level of support as affirmation of the design and objectives of our executive compensation programs; however, the Compensation Committee continues to monitor best practices and the practices of our peers to improve our compensation program.
Executive Compensation Philosophy and Objectives
Overview. This compensation discussion describes the material elements of compensation awarded to, earned by, or paid to each of our executive officers who served as named executive officers during 2021. This discussion focuses primarily on the fiscal year 2021 information contained in the following tables and related footnotes and narrative. We discuss compensation actions taken prior to 2021 or in 2022 if we believe it provides relevant information.

[32]	l Proxy Statement for 2022 Annual Meeting

The principal elements of our executive compensation program are base salary, annual cash incentives, and long-term equity incentives in the form of restricted stock awards and units, stock options and performance units. Our other benefits and perquisites consist of life and health insurance benefits, social and health club dues, and a qualified 401(k) savings plan (including company matching contributions). Our philosophy is to position the aggregate of these elements at approximately the median of that paid to executives of our Peer Group with similar responsibilities. To ensure that the Company is able to attract and retain highly talented and diverse executives, the Company benchmarks executive compensation using a reputable compensation survey of similar-sized companies and also uses available proxy disclosure compensation information of a group of similar-sized manufacturing companies. This group was reviewed and updated in late 2020. This peer group provided insights to the Compensation Committee as it made compensation decisions in 2021.
Our Peer Group represents a group of manufacturing companies who generally align with the following criteria:
•	Large industrial companies in Global Industry Classification Standard (“GICS”) sectors generally representing Machinery, Electrical Equipment, Auto Components, Aerospace and Defense and Road and Rail;
•	Revenues that range from approximately half to double that of the Company;
•	Market capitalization reasonably aligned with the Company; and
•	Capital intensive businesses.
This peer group was used for relative performance purposes for the Company’s 2021 long-term incentive plan and for use in making 2021 compensation decisions:
AGCO Corporation	Fortive Corporation	Parker Hannifin Corporation
AMETEK, Inc.	Howmet Aerospace, Inc.	Rockwell Automation, Inc.
BorgWarner, Inc.	Illinois Tool Works, Inc.	Terex Corporation
CSX Corporation	Ingersoll Rand, Inc.	Textron, Inc.
Cummins, Inc.	Navistar International Corporation	The Greenbrier Companies, Inc.
Dover Corporation	Norfolk Southern Corporation	Trinity Industries, Inc.
Emerson Electric Co.	Oshkosh Corporation	Xylem, Inc.
During fourth quarter of 2021, the Compensation Committee, with the assistance of its independent consultant, reviewed the peer group list. Twenty (20) of the 21 companies remained unchanged. The Compensation Committee removed Navistar as it was acquired in July 2021.
Objectives and Philosophy. The overall objectives of our executive compensation program are to (i) enable us to attract, motivate and retain key executive talent essential to the achievement of our short-term and long-term business objectives; (ii) provide compensation competitive with others in our industry; (iii) reward senior executive officers in a “pay for performance” manner for accomplishment of pre-defined business goals and objectives; and (iv) align the interests of our executives with our stockholders. A significant portion of total executive compensation is variable compensation linked to corporate, business unit and individual performance. Our objective is to provide a significant portion of an executive’s total compensation in a form that is contingent upon achieving established performance goals. In regard to compensation based on performance, our objective is to provide a significant portion of such compensation in the form of equity awards.

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In 2021, our named executive officers’ compensation, based on actual amounts awarded, was allocated as follows (excluding Mr. Dugan because he was terminated during the year):

# NEOs Compensation Allocation

Rafael Santana
11%
65%
24%
John Olin
22%
57%
21%
David L. DeNinno
26%
47%
27%
Pascal Schweitzer
30%
40%
30%
Eric Gebhardt
35%
30%
35%
Salary
Stock
Bonus

In setting base salaries at the beginning of the year, the Compensation Committee generally reviews benchmark information about compensation levels in Wabtec’s industry and among its peer group based on the position and responsibility of the particular executive provided by the Compensation Committee’s independent consultant. The Compensation Committee uses benchmarking to establish base salaries as discussed below. The cash bonus for 2021 is a cash award determined by the Compensation Committee based on pre-established performance factors. These factors are established at the beginning of the year and include (i) a financial performance indicator measuring EPS, EBIT, and cash from operations; and (ii) a personal performance indicator which measures whether the individual executive attained certain quantitative and measurable objectives which are tied to the overall company strategic objectives for that year. Long-term incentives in the form of stock options, restricted stock, restricted stock units and performance units are granted to provide the opportunity for long-term compensation based upon the performance of Wabtec and its ability to meet its long-term goals and objectives.
Compensation Process.
Compensation Committee. Executive officer compensation is administered by the Compensation Committee. The Compensation Committee approved the 2021 compensation programs for executive officers, including base salaries, cash bonuses and equity awards, described in this compensation discussion and analysis and recommended them to the full Board, which then approved them. Our Board of Directors delegates to the Compensation Committee the direct responsibility for, among other matters:
•	reviewing and approving goals and objectives for the Chief Executive Officer and determining the Chief Executive Officer’s compensation;
•	reviewing and recommending compensation of all non-employee directors and executive officers; and
•	reviewing and recommending incentive compensation plans and equity-based plans.

[34]	l Proxy Statement for 2022 Annual Meeting

Role of Compensation Experts. Pursuant to its charter, the Compensation Committee is authorized to engage compensation consultants to assist it with its duties. The Compensation Committee has the sole authority to engage any outside counsel or other experts or consultants to assist it in the evaluation of compensation of our directors and executive officers, including the sole authority to approve such consultants’ fees and other retention terms. The Compensation Committee may also obtain advice from legal, accounting, human resources and other advisors as it deems necessary. The Compensation Committee engaged the consulting firm Pay Governance during 2021. During its engagement, Pay Governance provided the following services: (i) reviewed and assessed the Company’s current compensation practices for executives; (ii) reviewed the current peer group and made recommendations to update the peer group; (iii) reviewed and provided a pay for performance assessment of the Chief Executive Officer compensation; (iv) provided benchmarking of peer group and relevant industry data; (v) provided data and recommendations associated with a review of the long term incentive program; and (vi) provided data and recommendations on changes to the annual cash incentive program.
Role of Our Executive Officers in the Compensation Process. The Chief Executive Officer and the Executive Vice President, Chief Human Resources Officer suggest guidelines in discussions with the Compensation Committee regarding executive compensation. They provide recommendations and information regarding the competitiveness of the industry, key employees, performance of individuals, succession and other relevant data to the Compensation Committee. The Chief Executive Officer is not present during any discussions concerning his own compensation.
Components of Compensation.
Our 2021 compensation program elements were primarily structured to reward our executive officers for achieving certain financial and business objectives.
Base Salaries. Base salaries for our executive officers are reviewed annually and reflect the executive’s role and responsibility relative to the competitive market. In defining the competitive market, the Company uses two different benchmarks, compensation information representing our Peer Group and broader benchmark compensation data based on a survey of companies that are similarly sized in terms of revenue. Individual salaries may be above or below the competitive median based on the individual’s contribution to business results, length of time in role, capabilities and qualifications, potential and the importance of the individual’s position to our success. Due to the impacts of COVID, named executive officer base salaries were adjusted in December 2020 to reflect the base salary rates originally approved at the beginning of 2020 before the pandemic. None of Wabtec’s named executive officers were granted base salary increases in 2021.
The Compensation Committee is dedicated to ensuring competitive compensation for each of Wabtec’s key employees and believes that current base salaries are in line with comparable industry practices.
Annual Cash Incentive Awards. Our annual incentive award plan is intended to: (i) compensate participants directly if personal, strategic and financial performance targets are achieved and (ii) reward participants for performance on those activities that are most directly under their control and for which they are held accountable. Corporate, business unit and individual performance goals under the annual incentive plan are linked to our annual business plan and budget. The actual amount of cash bonuses is a function of the Company’s overall financial performance, the participant’s individual performance and Board approval.

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The cash bonus targets for 2021 for each of the named executive officers as a percentage of base salary were:

NEOs Cash Bonus Targets
150
125
100
75
50
25
0
150%
100%
80%
100%
100%
80%
Rafael Santana
John Olin
David L. DeNinno
Pascal Schweitzer
Eric Gebhardt
Pat Dugan

For 2021, Mr. DeNinno’s bonus target was increased from 70% of his base salary to 80% of his base salary to more closely align with market practice and his contributions to the business.
Overall, total target cash compensation (the sum of salary and target cash bonus) for our executive officers is competitive with market practice for similar executive positions in similar companies when performance goals under the annual cash bonus plan are achieved.
Entering 2021, the Company re-evaluated the changes it had made to the cash bonus incentive program as a result of the impact of COVID on the business in 2020. After careful evaluation and review, design of the 2021 cash incentive program was reverted back to a plan design similar to what the Company had adopted at the beginning of 2020. 2021 cash bonuses are based upon the success of two factors:
(1)
financial performance constituting 80% of the total payout opportunity, measured by adjusted earnings per share (“EPS”), earnings before interest and taxes (“EBIT”) and cash from operations (measured excluding extraordinary items related to transaction costs, restructuring, and debt refinancing costs); and

(2)	personal performance constituting 20% of the total payout opportunity, measured by whether the executive attains certain goals agreed to by the executive, the executive’s supervisor, and the Board.
The weighted average results of the two measurements are then combined and called the combined performance factor or “CPF”. The cash bonus formula is based on the product of the participant’s base salary, the participant’s target cash bonus percentage, and the CPF. If both the financial performance and the applicable personal performance results are achieved, the named executive officers will earn 100% of their target cash bonus. Each metric includes a threshold level of performance (generally, 80% of the target goal at which a minimum 25% payout will be made), below which no payout will be made on the metric. Each metric also includes a maximum level of performance (generally, 125% of the target goal), at which a maximum 225% payout will be made on that metric. We believe that this philosophy encourages Wabtec and our executives to establish ambitious goals and that the program promotes teamwork, productivity and profitability. Target cash bonuses and performance factors were approved by the Compensation Committee at its meeting in February 2021.

[36]	l Proxy Statement for 2022 Annual Meeting

The table below provides both the 2021 financial metrics and our performance achieved in 2021 for our corporate wide executives including, Mr. Santana, Mr. Olin, Mr. DeNinno, and Mr. Gebhardt:
	Goal Type	Threshold	Target	Maximum	2021 Performance	Target Weighting	Performance Achieved
Earnings Per Share	Financial	$3.28	$4.10	$5.13	$4.26	48.00%	56.78%
Cash From Operations	Financial	$726 Million	$907 Million	$1.13 Billion	$1.119 Billion	32.00%	69.40%
EBIT Margin %	Personal	12.1%	15.1%	18.9%	15.9%	10.00%	12.65%
Acquisition Goal	Personal	$280 M	$350 M	$437.5 M	$312.5 M	10.00%	5.98%
						Total	144.81%
Mr. Schweitzer’s compensation included certain performance metrics of the Freight Services Group. The metrics were established by the Compensation Committee. The table below provides the Corporate, Freight Services and individual metrics for Mr. Schweitzer.
	Goal Type	Threshold	Target	Maximum	2021 Performance	Target Weighting	Performance Achieved
Earnings Per Share	Financial	$3.28	$4.10	$5.13	$4.26	19.50%	23.06%
Cash From Operations - Corporate	Financial	$726 Million	$907 Million	$1.13 Billion	$1.119 Billion	12.50%	27.11%
EBIT - Services	Financial	$719 Million	$899 Million	$1.124 Billion	$979 Million	28.50%	41.17%
Cash from Operations - Services	Financial	$653 Million	$816 Million	$1.020 Billion	$850 Million	19.50%	23.47%
EBIT Margin % - Services	Personal	30.7%	38.4%	48.0%	39.2%	10.00%	10.21%
Tier 4 FL/Y <2.5	Personal	<2.7	2.5	<2.0	<2.1	10.00%	12.50%
						Total	137.52%
EPS means our “adjusted earnings per diluted share” as described in our 2021 year-end earnings release included with our Form 8-K filed on February 16, 2021. The amount is based on our GAAP earnings per diluted share, adjusted for amortization expense, certain restructuring costs and other non-recurring items detailed in the earnings release.
Cash from operations means our “adjusted cash flow” based on our GAAP cash flow from operations, adjusted for certain restructuring costs and other non-recurring items detailed in our earnings release included with our Form 8-K filed on February 16, 2022.
EBIT means our “adjusted earnings before interest and taxes” (as described in our 2021 year-end earnings release included with our Form 8-K filed on February 16, 2022. The amount is based on our GAAP income from operations, adjusted for amortization expense, certain restructuring costs and other non-recurring items detailed in the earnings release).
EBIT Margin means our “adjusted earnings before interest and taxes” (as described in our 2021 year-end earnings release included with our Form 8-K filed on February 16, 2022, with the amount being based on our GAAP income from operations, adjusted for amortization expense, certain restructuring costs and other non-recurring items detailed in the earnings release) divided by consolidated revenue.
Acquisition Goal represents the summation of the average of the purchase price and annualized revenue for each acquisition completed in 2021.
Tier 4 FL/Y <2.5 is the weighted average calculating the number of times a Tier 4 locomotive is out of service or encounters an unscheduled maintenance service in a calendar year. <2.5 calculates to a locomotive failing less than 2.5 times a year. For this purpose, a Tier 4 locomotive is a locomotive that meets the Environmental Protection Agency (EPA) emission level standard.
Long-Term Incentive Compensation. Our Compensation Committee administers our long-term incentive compensation through our 2011 Stock Incentive Plan, under which we grant stock options, restricted stock, restricted stock units and performance units.
Our long-term incentive compensation program seeks to align the interests of our executives with our stockholders. We have typically granted stock options and restricted stock in February or March of the applicable year. We have

l Proxy Statement for 2022 Annual Meeting	[37]

awarded options to purchase our common stock to executive officers at the fair market value (average of the high and low price) of our common stock at the grant date. We have not re-priced or back-dated any option awards. The vesting schedule for each grant of options and restricted stock is determined by the Compensation Committee. In recent years, the Compensation Committee has provided that the awards generally will vest in annual equal installments over three years. In March 2021, we granted both restricted stock and stock options to all named executive officers as part of their long-term compensation with the Company (except for Mr. Olin who joined the Company in October 2021). The grant date fair value of those awards is reflected in the Summary Compensation Table on page 42.
The Company also administers a rolling three-year long-term incentive program using performance units. A performance unit is equal to a share of Wabtec common stock. This program is designed to reward executives for meeting or exceeding pre-established, objective financial performance goals over a three-year performance period. The program is structured as a rolling three-year plan; each year starts a new three-year performance cycle with the most recently commenced cycle being 2022-2024.
For awards made for the 2019-2021 performance period, the awards are earned based on economic profit growth goals. Economic profit is a measure of the extent to which the Company produces financial results in excess of its cost of capital. Payouts range from 25% of target (for performance at 50% of target) to 200% of target (for performance at or above 150% of target). Specific Economic Profit Goals for the 2019 to 2021 plan were as follows:
	Minimum	Target	Maximum
2019	$121,698	$243,397	$365,095
2020	$50,128	$100,257	$150,385
2021	$76,701	$153,402	$230,103
Total	$248,527	$497,056	$745,583
While the award was originally intended to measure Economic Profit over a cumulative three-year period, the Compensation Committee decided in 2021 to split the performance periods into three one-year periods (2019, 2020 and 2021) and then take the average payout percentage of the three single periods. This approach allowed the Compensation Committee to recognize strong performance in 2019 prior to COVID, which included the efforts of new participants in the plan who formerly worked for GE Transportation, without having to adjust the target performance goals. Based on this approach the actual payout was 33.0%.
	Minimum	Target	Maximum	Actual	Payout %
2019	$121,698	$243,397	$365,095	$243,497	100%
2020	$50,128	$100,257	$150,385	($72,510)	0%
2021	$76,701	$153,402	$230,103	$2,147	0%
Actual Payout					33.0%
For the 2019-2021 performance period, the below named executive officers received the payouts as set forth below in March of 2022 which represented 33.0% of the target amount.
Rafael Santana	4,620 shares of Wabtec common stock with a value at payout of $431,531
David DeNinno	2,431 shares of Wabtec common stock with a value at payout of $246,589
Pascal Schweitzer	990 shares of Wabtec common stock with a value at payout of $92,470
Patrick Dugan	3,241 shares of Wabtec common stock with a value at payout of $339,060
Mr. Olin and Mr. Gebhardt did not participate in the plan as they were not Wabtec employees at the time these awards were granted.
For the 2020-2022 and 2021–2023 awards, the Compensation Committee made adjustments to the long-term incentive plan program performance metrics reflecting the significant changes to the Company with the completion of the GE Transportation transaction. Rather than utilizing the single metric of Economic Profit, the Compensation Committee established the use of three metrics: 1) three-year average annual Return on Invested Capital (“ROIC”);

[38]	l Proxy Statement for 2022 Annual Meeting

2) three-year average annual Cumulative Cash Conversion (“CCC”); and 3) Relative Total Stockholder Return (“RTSR”). ROIC and CCC results are weighted at 50% respectively. The combined results from the two goals are then subject to modification upward or downward (+/-10%) based on Wabtec’s RTSR results. For purposes of these awards:
1)
ROIC means for a year (A) the Company’s Adjusted EBITDA after tax, divided by (B) the sum of the Company’s year-end net debt plus shareholders’ equity. For this purpose, Adjusted EBITDA means the Company’s income from operations plus depreciation and amortization, as adjusted for presentation to the Company’s investors in the Company’s annual earnings release.

2)	CCC means for a year (A) the Company’s cash from operations divided by (B) the sum of the Company’s net income plus depreciation and amortization.
3)
RTSR measures the percentile ranking of the Company’s total stockholder return (changes in stock price plus dividends) for the performance period against the total stockholder return of the Company’s compensation peer group described above.

Beginning with the 2022 awards, if Wabtec achieves the maximum three-year cumulative ROIC and CCC results, a participant can earn a maximum number (equal to 200% of the target level) of performance units. The RTSR modifier cannot increase the payout above 200% of the target. If Wabtec achieves the threshold three-year ROIC and CCC cumulative goals, a participant can earn a threshold number (equal to 25% of the target level) of performance units which would be subject to modification up or down based on RTSR. Payouts would range from 25% of target for performance at 75% of target to 200% of target for performance at or above 125% of target. No performance units would be earned for performance below the three-year cumulative ROIC and CCC and thresholds.
The long-term incentive program is intended to encourage the long-term stability of Wabtec’s management by establishing ambitious goals designed to promote the long-term productivity and profitability of the Company. If a program participant leaves the Company voluntarily, or is terminated for cause, they are not eligible to receive any performance units he or she may have earned under the program. If a program participant leaves the Company for death, disability, or retirement, their payout may be pro-rated in accordance with the amount of time they participated in the program relative to the performance period. These goals were based on a range of considerations including expected demand in Wabtec’s key end user markets, investor expectations and management’s business plan which includes year over year growth.
Equity awards made in 2021 to all named executive officers are detailed under the table “2021 Grants of Plan Based Awards” on page 44. Options and restricted stock are generally granted to employees, including our executive officers, each February as part of their long-term compensation. Additional awards may be made throughout the year to new hires, current employees in connection with promotions, and key management obtained through acquisitions. For 2021, Mr. Olin received a new hire award of restricted shares on his hire date (vesting on the third anniversary of the grant date) and will begin participating in the regular long-term incentive compensation program in 2022. We vary the relative amounts of options and restricted stock granted in a given year based on a number of factors including the overall performance of the Company, the stock price and retention of key management. The primary purposes of the long-term incentive program are to align the interests of executive officers and other key employees with those of our stockholders, to attract and retain key executive talent and to provide an incentive to meet and exceed long-term financial goals. Employees eligible for the long-term incentive program include those who are determined by the Compensation Committee to be in key policy-setting and decision-making roles, and to have responsibilities that contribute significantly to achieving our earnings goals. The size of an individual’s long-term incentive award is based primarily on individual performance, the individual’s responsibilities and position with our Company. Long-term incentive award values generally are competitive with market practice among our Peer Group and other general industries reviewed by the Compensation Committee.
Any awards made under the 2011 Stock Incentive Plan may be subject to forfeiture at the discretion of the Compensation Committee if between the date of grant and the third anniversary of any exercise, payment or vesting of the award, the participant:
(i)	engages in the operation or management of a business (whether as owner, partner, officer, director, employee or otherwise) which is in competition with the Company or any of its subsidiaries;

l Proxy Statement for 2022 Annual Meeting	[39]

(ii)
induces or attempts to induce any customer, supplier, licensee or other individual, corporation or other business organization having a business relationship with the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries or in any way interferes with the relationship between any such customer, supplier, licensee or other person and the Company or any of its subsidiaries;

(iii)
solicits any employee of the Company or any of its subsidiaries to leave the employment thereof or in any way interferes with the relationship of such employee with the Company or any of its subsidiaries; or

(iv)
makes any statements or comments, orally or in writing, of a defamatory or disparaging nature regarding the Company or any of its subsidiaries (including but not limited to regarding any of their respective businesses, officers, directors, personnel, products or policies).

Such forfeiture does not apply following the occurrence of a change of control event unless the award agreement specifically so provides or as required by applicable law.
Perquisites and Other Personal Benefits. Supplemental benefits are offered to select executive officers with the goal of attracting and retaining key executive talent. Those perquisites may include life and health insurance benefits, car and housing allowances, and social and health club dues.
Retirement Benefits. The Company maintains a qualified defined contribution program which includes a Company match on participant contributions which is provided to executives in the United States, on the same basis as is provided to other salaried employees of the Company who reside in the United States. The Company also maintains various defined benefit plans which are provided to executives on the same basis as are provided to other employees of the Company who reside or work outside the United States.
Deferred Compensation Plan. The Company sponsors a deferred compensation plan for executive officers and non-employee directors. Under the terms of the plan, eligible employee executive officers may elect to defer their base salary, cash bonus and/or long-term incentive payout. No NEOs deferred any compensation during 2021 or any prior years.
Stock Ownership Requirements
Wabtec has established stock ownership guidelines to encourage our key employees and Board members to own and retain shares of stock. The guidelines are as follows:
•	President and CEO to accumulate shares having a value equal to seven times base salary;
•	Executive officers to accumulate shares having a value equal to three times base salary;
•	Senior leaders within the company having to accumulate shares having a value equal to one half to one and a half times base salary depending on their level; and
•	Non-employee Board members are required to accumulate shares having a value equal to six times their cash retainer.
The aforementioned employees and directors are given five years to satisfy these guidelines. The Compensation Committee is responsible for administering and monitoring compliance with this guideline, including establishing parameters for determination. As of December 31, 2021, each of the named executive officers and non-employee board members has met their required stock ownership described above (including any shares deferred pursuant to the Deferred Compensation Plan), except for those individuals within their first five years of service with the company, all of whom are on track to meet their ownership guidelines. As of January 31, 2022, our directors and executive officers as a group owned approximately 1% of our common stock.
Recoupment Policy
In the event of a financial restatement or a determination by the Board of Directors that misconduct by a responsible party caused financial or reputational harm to the Company, the Compensation Committee reviews the circumstances and makes recommendations to the Board as to whether recoupment should be pursued. Misconduct shall include any intentional or reckless violation of Wabtec policies or any grossly negligent act or failure to act. The Compensation Committee also reviews all compensation that has been awarded to the responsible party and determines how such compensation may have been affected by the financial restatements or misconduct.

[40]	l Proxy Statement for 2022 Annual Meeting

Should the Board determine that recoupment is appropriate, the Company may recoup from the responsible parties any cash bonuses and equity awards in reliance on the financial statements that were restated or for the year in which the financial harm occurred as well as any gains realized from the exercise of options to the extent the Compensation Committee determines that the gains were based on such financial statements or resulted from such misconduct.
Prohibition on Hedging
The Company considers it improper and inappropriate for any of its directors and officers, including the named executive officers, to engage in short-term or speculative transactions in Wabtec securities or in other transactions that may (i) lead to inadvertent violations of insider trading laws, (ii) reduce an officer’s or director’s incentive to improve Wabtec’s performance, (iii) focus the officer’s or director’s attention on short-term performance at the expense of long-term objectives, or (iv) otherwise engage in transactions to hedge or offset any decrease in the market value of Wabtec’s stock. To that end, the Company has adopted and maintains a policy covering transactions involving all Wabtec stock held by its officers or directors, including but not limited to stock held directly or indirectly by such officer or director and stock or other equity granted to an officer or director as part of their compensation.
Transactions Prohibited	Permitted Transactions
The following transactions are prohibited by Wabtec officers and directors:	During a quiet period and with the prior approval of the Wabtec Legal Department, directors and officers are permitted to:
 ✘ Short sales of Wabtec stock;
 ✘ Buying and selling publicly traded Wabtec options;
 ✘ Standing orders to buy or sell Wabtec stock;
 ✘ Hedging or monetization transactions such as zero cost collars, forward sale contracts involving Wabtec stock;
 ✘ Pledges of Wabtec stock as collateral for loans or margin accounts; or
 ✘ Enter into Rule 10b5-1 plans to buy or sell Wabtec stock during quiet periods or when in possession of material, non-public information.

 ✔ Conduct cashless exercises of options if no Wabtec securities are sold in the market to fund such exercise;
 ✔ Continue regular and matching contributions in
benefit plans;
 ✔ Make gifts of Wabtec securities unless the recipient intends to sell the securities during the quiet period and the donee has knowledge of such intent to sell during the quiet period; and
 ✔ Conduct transactions in previously approved and adopted Rule 10b5-1 plans.

Post-Termination Compensation.
The Board of Directors has entered into employment continuation agreements with certain senior executive officers, including Messrs. Santana, Olin and DeNinno, as well as a Severance Agreement with Mr. Santana. These agreements are discussed in this Proxy Statement beginning on page 48. Also discussed below, certain of our benefit plans contain provisions that address termination of an individual or a change in control of the Company.
Tax Implications of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the deductibility of compensation in excess of $1 million paid to certain covered employees (generally including the NEOs) in any calendar year. As a result, compensation paid in excess of $1 million to our named executive officers generally will not be deductible. The Compensation Committee designs compensation programs that are intended to be in the best long-term interests of the Company and our stockholders, with deductibility of compensation being one of a variety of considerations taken into account.
Accounting Considerations with Regard to Compensation Practices. The Compensation Committee reviews on an on-going basis the impact of our compensation programs on Wabtec’s financial statements, including the accounting treatment of equity-based compensation, and the Compensation Committee’s decisions may be influenced by such factors.

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Summary Compensation Table
This table shows the compensation for Wabtec’s named executive officers for the year indicated.
Name and Position	Year	Salary	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (6)	Total
Rafael Santana President and Chief Executive Officer	2021	$1,200,000	$6,415,184	$786,364	$2,606,580	$19,110	$11,027,238
	2020	$1,200,000	$5,248,659	$583,826	$1,378,440	$2,633,494	$11,044,419
	2019	$1,052,100	$5,003,742	$193,648	$1,427,880	$9,466	$7,686,836
John Olin (4) Executive Vice President and Chief Financial Officer	2021	$259,615	$1,000,032	$0	$368,968	$115,957	$1,744,572
David DeNinno Executive Vice President, General Counsel and Secretary	2021	$625,000	$1,091,463	$133,804	$724,050	$48,769	$2,623,085
	2020	$625,000	$990,717	$110,201	$335,038	$50,604	$2,111,560
	2019	$602,100	$2,196,749	$110,656	$568,155	$39,364	$3,517,024
Pascal Schweitzer President, Services Group	2021	$525,000	$846,452	$103,766	$721,980	$174,419	$2,371,617
	2020	$525,000	$678,573	$71,340	$428,190	$838,907	$2,542,010
Eric Gebhardt Executive Vice President and Chief Technology Officer	2021	$600,000	$668,277	$81,908	$868,860	$269,746	$2,488,791
Patrick Dugan (5) Former Executive Vice President and Chief Financial Officer	2021	$700,000	$5,105,327	$557,903	$810,936	$2,630,039	$9,804,205
	2020	$700,000	$1,446,833	$160,943	$428,848	$27,989	$2,764,613
	2019	$677,100	$2,733,575	$152,152	$668,320	$26,593	$4,257,740
(1)
Reflects the aggregate grant date fair value dollar amount computed in accordance with FASB ASC Topic 718, which we refer to as “ASC 718”, which for 2021 related to the awards of a) restricted stock made to the named executive officers in 2021 under the 2011 Stock Incentive Plan; and b) long-term incentive awards granted to the named executive officers in 2021 for the 2021-2023 performance period. For the assumptions used in the calculation of these amounts under ASC 718, see Note 13 of the Notes to the Consolidated Financial Statements in Wabtec’s Annual Report on Form 10-K for the year ended December 31, 2021. The value of the 2021 long term incentive award is based on probable achievement of the applicable target performance goals. The value of that award based on achievement of maximum performance level would be: for Mr. Santana – $7,723,558; for Mr. Dugan – $1,716,455; for Mr. DeNinno – $1,313,978; for Mr. Schweitzer – $1,019,023, and for Mr. Gebhardt – $804,629.

(2)
Reflects the aggregate grant date fair value dollar amount computed in accordance with ASC 718 related to the named executive officers that had stock options granted during the year. For the assumptions used in the calculation of this amount under ASC 718, see Note 13 of the Notes to the Consolidated Financial Statements in Wabtec’s Annual Report on Form 10-K for the year ended December 31, 2021.

(3)
Reflects amounts earned by the named executive officers for fiscal years 2021, 2020, and 2019 under Wabtec’s annual incentive award plan. Payment for 2021 performance was made in March 2022. Mr. Olin’s payment reflects a pro rata payment based on his time with the Company during 2021.

(4)	Mr. Olin was appointed as Wabtec’s Executive Vice President and Chief Financial Officer effective October 1, 2021.
(5)
Mr. Dugan ceased serving as Chief Financial Officer effective October 1, 2021 and his employment was terminated by the Company effective as of December 31, 2021 in accordance with a Transition Agreement dated September 9, 2021. See “2021 Severance of Mr. Dugan” on page 50 for additional details about that agreement. For purposes of this Summary Compensation Table: (i) “Stock Awards” includes, in addition to the grant date fair value of his regular annual restricted shares and performance units granted in February 2021, the aggregate incremental fair value of certain restricted share and performance unit awards that were modified by the Transition Agreement (including his February 2021 awards) to provide full vesting of the restricted shares and permit continued, prorated vesting of the performance units (subject to actual performance results); (ii) “Option Awards” includes, in addition to the grant date fair value of his regular annual options granted in February 2021, the aggregate incremental fair value of certain option awards that were modified by the Transition Agreement (including his February 2021 award) to provide full vesting; and (iv) “All Other Compensation” includes a cash severance payment and the value of benefits continuation required by the Transition Agreement.

[42]	l Proxy Statement for 2022 Annual Meeting

(6)	The following table sets forth a detailed breakdown of the items which compose “All Other Compensation”:
		Severance	Bonus	Tax Equalization Payments	Housing Allowances and Relocation Benefits	Social and Health Club Dues	Company Matching Contribution to 401(k) Plan	Imputed Group Term Life Insurance Premium Payments
Rafael Santana	2021	$0	$0	$0	$0	$0	$17,400	$1,710

John Olin (7)	2021	$0	$0	$0	$98,930	$0	$14,712	$2,315

David DeNinno	2021	$0	$0	$0	$0	$17,836	$17,400	$13,533

Pascal Schweitzer (8)	2021	$0	$0	$66,193	$98,198	$0	$8,700	$1,328

Eric Gebhardt (9)	2021	$0	$250,000	$0	$0	$0	$17,400	$2,346

Patrick Dugan	2021	$2,599,050	$0	$0	$0	$8,687	$17,400	$4,902

(7)	The amount for Mr. Olin represents the aggregate and incremental cost to the company of providing certain relocation benefits.
(8)
Mr. Schweitzer is an expatriate and is therefore provided additional annual benefits tied to his assignment. Those benefits include housing and utilities in the host country and tax preparation. We also provided Mr. Schweitzer with tax equalization payments to eliminate any adverse tax impact due to his overseas assignment.

(9)
The bonus for Mr. Gebhardt was paid on the basis of Mr. Gebhardt meeting two criteria: (i) assessing and structuring the company’s engineering team (including evaluating and identifying successors) and (ii) progressing green technologies (including the viability of battery electric technologies).

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2021 Grants of Plan Based Awards
This table shows the equity based awards granted to the named executive officers in 2021.
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimate Future Payouts Under Equity Incentive Plan Awards (#) (2)			All Other Stock Awards: Number of Units (#) (3)(6)	All Other Option Awards: Number of Options (#) (4)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock Awards ($) (5)
Name	Grant Date (6)	Threshold	Target	Maximum	25% Threshold	Target	200% Maximum
Mr. Santana		$0	$1,800,000	$4,050,000
	2/11/2021				11,888	47,553	95,106				$3,861,779
	2/11/2021							31,442			$2,553,405
	2/11/2021								31,442	$81.21	$786,364
	5/19/2021							4,620			$431,531
Mr. Olin		$0	$254,795	$573,288
	8/30/2021							11,109			$1,000,032
Mr. DeNinno		$0	$500,000	$1,125,000
	2/11/2021				2,023	8,090	16,180				$656,989
	2/11/2021							5,350			$434,474
	2/11/2021								5,350	$81.21	$133,804
	5/19/2021							2,431			$246,589
Mr. Schweitzer		$0	$525,000	$1,181,250
	2/11/2021				1,569	6,274	12,548				$509,512
	2/11/2021							4,149			$336,940
	2/11/2021								4,149	$81.21	$103,766
	5/19/2021							990			$92,470
Mr. Gebhardt		$0	$600,000	$1,350,000
	2/11/2021				1,239	4,954	9,908				$402,314
	2/11/2021							3,275			$265,963
	2/11/2021								3,275	$81.21	$81,908
Mr. Dugan (7)		$0	$560,000	$1,260,000
	2/11/2021				2,642	10,568	21,136				$858,227
	2/11/2021							6,987			$567,414
	2/11/2021								6,987	$81.21	$174,745
	5/19/2021							3,241			$339,060
	9/9/2021				881	3,523	7,046				$315,238
	9/9/2021				1,811	7,244	14,488				$648,193
	9/9/2021				2,750	11,000	22,000				$984,280
	9/9/2021							19,356			$1,731,975
	9/9/2021								16,024		$383,158
(1)	Reflects the possible payments under Wabtec’s annual incentive award plan. Note that Mr. Olin’s annual cash incentive opportunity is pro-rated based on his start date during 2021.
(2)
Reflects the grant of performance units for the three-year performance period of 2021-2023 approved by the Compensation Committee in February 2021 under Wabtec’s 2011 Stock Incentive Plan. These columns reflect the range of payouts possible for this grant. A performance unit is equal to a share of Wabtec common stock. If Wabtec achieves its three-year ROIC and CCC goals (with an RTSR modifier), then participants will earn the target number of performance units. If Wabtec achieves the maximum goal achievement, a participant will earn a maximum number (equal to 200% of the target level) of performance units. If Wabtec achieves the threshold goal achievement, a participant will earn a threshold number (equal to 25% of the target level) of performance units. No performance units will be earned for performance below the threshold and no additional performance units will be earned for performance exceeding the maximum. Payouts for these awards, if any, will be made by March 31, 2024.

(3)
The awards with a grant date of February 11, 2021 or (for Mr. Olin) August 30, 2021 reflect the grant of restricted stock to the named executive officers during 2021 under Wabtec’s 2011 Stock Incentive Plan. One-third of the shares vested on March 1, 2022 and the remaining shares will vest in one-third increments on March 1, 2023 and March 1, 2024, except that the new hire award for Mr. Olin vests on the third anniversary of the grant date.

[44]	l Proxy Statement for 2022 Annual Meeting

(4)
Reflects the grant of options to the named executive officers on February 11, 2021 under Wabtec’s 2011 Stock Incentive Plan. One-third of the options vested on March 1, 2022 and the remaining shares will vest in one-third increments on March 1, 2023 and March 1, 2024.

(5)	Reflects the grant date fair value computed in accordance with ASC 718.
(6)
The awards with a grant date of May 19, 2021 are the previously granted 2019 performance units that were modified during 2021 to base performance on the average payout percentages in 2019, 2020, and 2021 determined separately for each year, resulting in one-third of the original target award becoming earned based on 2019 performance, to vest at the end of 2021 based on continued employment. See the discussion under “Long Term Incentive Compensation” on page 37 in the Compensation and Discussion Analysis for additional details on the actions taken.

(7)
The awards with a grant date of September 9, 2021, are the previously granted performance units, restricted shares and options that were modified as a result of the Transition Agreement between Wabtec and Mr. Dugan of the same date, which provided for (i) continued, prorated vesting of the performance units subject to actual performance results, and (ii) full vesting of all unvested restricted shares and options, all effective upon his separation date See “2021 Severance of Mr. Dugan” on page 50.

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2021 Outstanding Equity Awards at Fiscal Year-End
This table provides information concerning unexercised options, unvested stock and equity incentive plan awards outstanding as of December 31, 2021 for the named executive officers. All share and per share amounts below have been adjusted to reflect the two for one stock split (in the form of a 100% stock dividend) of Wabtec common stock effected on June 11, 2013.
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)
Rafael Santana	6,533	3,267	$70.635	3/6/2029	3,266(4)	$300,423	178,558	$16,424,658
	9,197	18,394	$78.33	2/7/2030	14,156(6)	$1,302,140
	0	31,442	$81.21	2/11/2031	1,666(4)	$153,247
					18,394(7)	$1,691,972
					31,442(10)	$2,892,192
John Olin					11,109(11)	$1,021,861	0	$0
David DeNinno
	875	0	$87.03	2/10/2025	1,050(3)	$96,584	33,700	$3,099,895
	2,100	0	$61.33	2/9/2026	1,866(4)	$171,644
	2,625	0	$87.05	2/7/2027	3,333(5)	$306,586
	3,150	1,050	$71.79	2/6/2028	3,472(7)	$319,372
	3,733	1,867	$70.635	3/6/2029	5,350(10)	$492,120
	1,736	3,472	$78.33	2/7/2030
	0	5,350	$81.21	2/11/2031
Eric Gebhardt	0	3,275	$81.21	2/11/3031	3,275(10)	$301,251	9,908	$911,387
					15,000(9)	$1,379,775
Pascal Schweitzer	1,189	2,378	$78.33	2/7/2030	1,000(4)	$91,985	23,730	$2,182,804
	0	4,149	$81.21	2/11/2031	1,666(8)	$153,247
					2,378(7)	$218,740
					4,149(10)	$381,646
Patrick Dugan							25,164	$2,314,711

	875	0	$87.03	2/10/2025
	2,100	0	$61.33	2/9/2026
	3,675	0	$87.05	2/7/2027
	5,600	0	$71.79	2/6/2028
	7,700	0	$70.635	3/6/2029
	7,606	0	$78.33	2/7/2030
	6,987	0	$81.21	2/11/2031
(1)
Option awards granted to the NEOs prior to March 1, 2019 vest one-fourth per year beginning on March 1 of the year after the grant date. Option awards granted to the NEOs after March 1, 2019 vest one-third per year beginning on March 1 of the year after the grant date.

(2)
This represents the aggregate number of actual performance units earned for the 2019-2021 long-term incentive plan, based on actual performance results plus the number of the performance units that would be paid out assuming maximum performance for both the 2020-2022 long-term incentive plan and the 2021-2023 long-term incentive plan multiplied by the fair market value of Wabtec common stock price as of December 31, 2021.

(3)
This represents the number of restricted shares of Wabtec stock that were granted in 2018 to the executive under the 2011 Stock Incentive Plan and that remain unvested as of December 31, 2021. One-fourth of this award vested on March 1, 2019, March 1, 2020, and March 1, 2021 and the remaining one-fourth shares vested on March 1, 2022.

(4)
This represents the number of restricted shares of Wabtec stock that were granted in 2019 to the executive under the 2011 Stock Incentive Plan and that remain unvested as of December 31, 2021. One-third of this award vested on March 1, 2020, one-third of this award vested on March 1, 2021 and the remaining one third shares vested on March 1, 2022.

[46]	l Proxy Statement for 2022 Annual Meeting

(5)
This represents the number of restricted shares of Wabtec stock that were granted to the executive as a special success award in 2019 under the 2011 Stock Incentive Plan that remained unvested as of December 31, 2021. One-third of this award vested on March 1, 2020, one-third of this award vested on March 1, 2021 and the remaining one-third shares vested on March 1, 2022.

(6)
This represents the number of restricted shares of Wabtec stock that were granted to the executive in 2019 under the 2011 Stock Incentive Plan that remained unvested as of December 31, 2021. One-fourth of this award vested on March 1, 2020, one-fourth of this award vested on March 1, 2021 and one-fourth of this award vested on March 1, 2022 and the remaining shares will vest in one-fourth increments on March 1, 2023.

(7)
This represents the number of restricted shares of Wabtec stock that were granted in 2020 to the executive under the 2011 Stock Incentive Plan and that remain unvested as of December 31, 2021. One-third of this award vested on March 1, 2021, one-third of this award vested on March 1, 2022 and the remaining one-third of the shares will vest on March 1, 2023.

(8)
This represents the number of restricted shares of Wabtec stock that were granted to the executive as a special award in 2019 under the 2011 Stock Incentive Plan that remained unvested as of December 31, 2021. One-third of this award vested on December 5, 2020, one-third of this award vested on December 5, 2021 and the remaining one-third shares will vest on December 5, 2022.

(9)
This represents the number of restricted shares of Wabtec stock that were granted to the executive as a special award in 2020 under the 2011 Stock Incentive Plan that remained unvested as of December 31, 2021. This award will vest in full on October 13, 2024.

(10)
This represents the number of restricted shares of Wabtec stock that were granted in 2021 to the executive under the 2011 Stock Incentive Plan and that remain unvested as of December 31, 2021. One-third of this award vested on March 1, 2022, and one-third of the award will vest on each of March 1, 2023 and March 1, 2024.

(11)
This represents the number of restricted shares of Wabtec stock that were granted to the executive as a new hire award in 2021 under the 2011 Stock Incentive Plan that remained unvested as of December 31, 2021. This award will vest in full on August 30, 2024 (the third anniversary of the grant date).

Option Exercises and Stock Vested
This table provides information concerning vesting of stock, including restricted stock, restricted stock units and similar instruments, during 2021 for the named executive officers on an aggregate basis.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)(2)
Rafael Santana	0	$ 0	28,209	$2,091,697
John Olin	0	$0	0	$0
David DeNinno	0	$0	15,042	$1,122,949(2)
Pascal Schweitzer	0	$0	3,439	$255,001
Eric Gebhardt	0	$0	0	$0
Patrick Dugan	0	$0	19,302	$1,441,355(2)
(1)	Calculated by multiplying the number of shares of restricted stock that vested by the market price of Wabtec’s common stock on the vesting date.
(2)
This includes a payout under the 2018-2020 long-term incentive plan. Under this plan, Mr. Dugan and Mr. DeNinno earned and received on March 18, 2021, a payout of 3,241 and 2,431 shares of Wabtec common stock, respectively, with the respective values on that date of $250,432 and $187,843. Mr. Santana, Mr. Schweitzer, Mr. Gebhardt and Mr. Olin did not participate in the 2018-2020 long-term incentive plan.

Post-Employment Compensation
Nonqualified Deferred Compensation
Wabtec sponsors a deferred compensation plan for executive officers and non-employee directors. Under the terms of the plan, eligible employee executive officers may elect to defer their base salary, cash bonus and/or long term incentive payout. None of the named executive officers currently have any benefits under this plan.
Potential Payments Upon Termination or Change in Control
Severance Agreement with Mr. Santana
On May 6, 2020, the Company entered into a Severance Agreement with Mr. Santana setting forth severance payments in case of his termination by the Company without “cause” (as defined) or his termination as a result of certain adverse changes in his job (commonly known as “good reason”).
Under this arrangement, if the termination occurs other than for “cause” or by Mr. Santana for “good reason” (as defined), Mr. Santana will be entitled to severance benefits equal to 200% of the sum of his then-current salary and target annual bonus amount plus accrued compensation and continued medical benefits for two years. In either

l Proxy Statement for 2022 Annual Meeting	[47]

case, he would also retain pro-rated participation in any three-year long-term incentive plans of the Company (which will vest at the end of the performance period based on actual performance results). For purposes of this arrangement, “cause” means (i) the willful and continued failure by Mr. Santana to substantially perform his duties to the Company; (ii) the willful or grossly negligent engaging by Mr. Santana in misconduct which is materially injurious to the Company, monetarily or otherwise; or (iii) the conviction of Mr. Santana for any felony or charge of moral turpitude. “Good reason” for this arrangement means (i) diminution of Mr. Santana’s duties, authority level or responsibilities; (ii) Mr. Santana being required to report to any person other than the Chairman of the Company; (iii) a material diminution of Mr. Santana’s annual compensation; or (iv) a failure to nominate Mr. Santana to the Wabtec board of directors. Had Mr. Santana’s employment terminated on December 31, 2021 without cause or for good reason under this arrangement, he would have been entitled to a cash severance payment in the amount of $6,029,050.
Death or Disability. If Mr. Santana’s employment is terminated due to his death or disability, he will receive his base salary through the date of termination, any unreimbursed business expenses, and any vested amounts or benefits under Wabtec’s benefit plans, including any benefits payable for death or disability under applicable plans or policies. If Mr. Santana had terminated his employment due to death at December 31, 2021, the value of the life insurance benefits payable under Wabtec’s plan to Mr. Santana would have been $1,000,000 or in the case of termination for disability at December 31, 2021, the value of the disability benefits under Wabtec’s plan to Mr. Santana would have been $300,000 annually.
By the Company for Cause; By Mr. Santana for any Reason. If Mr. Santana’s employment is terminated for cause (as defined) or he terminates his employment for any reason, the Severance Agreement will terminate without further obligations of the Company.
While Mr. Santana has also entered into the Employment Continuation Agreement referenced below, any benefits due to Mr. Santana under the Employment Continuation Agreement upon termination of employment upon a change in control or potential change in control shall be reduced (but not below zero) by any amounts received under the Severance Agreement.
Employment Continuation Agreements with Certain Executive Officers
During 2021, Wabtec had in effect employment continuation agreements with certain senior executive officers, including the following named executive officers: Rafael Santana, John Olin and David DeNinno (each an “Agreement” and collectively, the “Agreements”). The purpose of the Agreements is to ensure that, in the event Wabtec is confronted with a situation that could result in a change in ownership or control of the Company, the named executive officers are provided certain financial assurances to enable them to perform the responsibilities of the position without undue distraction and to exercise judgment without bias due to personal circumstances, since continuity of management will be essential to its ability to evaluate and respond to such situation in the best interests of stockholders. Under each Agreement, if the executive is employed on the date on which a change of control, as defined in the Agreements, occurs then the executive will be entitled to remain employed by Wabtec until the 24-month anniversary of the change of control, subject to certain termination provisions. Each Agreement contains standard confidentiality and other restrictive covenants, including restrictions for a period of one year following termination of the executive’s employment on soliciting business or employees away from us or providing any services that may compete with our business.
During the employment period, the executive will (a) receive a base salary at a monthly rate at least equal to the monthly salary paid to the executive immediately prior to the change of control, (b) be afforded the opportunity to receive a cash bonus (i) on terms and conditions no less favorable to the executive than the annual cash bonus opportunity made available to the executive for the fiscal year ended immediately prior to the change of control and (ii) in an amount not less than the target cash bonus amount for the executive in the fiscal year ending immediately prior to the change of control, (c) participate in all long-term incentive compensation programs for key executives and benefit plans at a level that is commensurate with the executive’s opportunity to participate in such plans immediately prior to the change of control, or if more favorable, at the level made available to the executive or other similarly situated officers at any time thereafter, (d) receive fringe benefits and office and support staff at a level that is commensurate with the executive’s benefits immediately prior to the change of control, or if more favorable, at the level made available to the executive or other similarly situated officers at any time thereafter, (e) receive expense reimbursement at a level that is commensurate with the executive’s benefits immediately prior to the change of control, or if more favorable, at the level made available to the executive thereafter and (f) be indemnified, during

[48]	l Proxy Statement for 2022 Annual Meeting

and after his employment period, for claims arising from or out of the executive’s performance as an officer, director or employee of Wabtec or any of its subsidiaries, or in any other capacity while serving at the request of the Company, to the maximum extent permitted by applicable law and Wabtec’s governing documents. Wabtec is also required to maintain existing or comparable insurance policies covering such matters at a level of protection that is no less than that afforded under the Company’s governing documents in effect immediately prior to the change of control.
Death or Disability. If an executive’s employment is terminated after a change of control due to death or disability, the executive will receive only the executive’s base salary through the date of termination, any vested amounts or benefits under Wabtec’s benefit plans, including any benefits payable for death or disability under applicable plans or policies. If, after a change of control, any of the named executive officers had terminated employment due to death at December 31, 2021, the value of the life insurance benefits payable under Wabtec’s plan to such executive would have been: Mr. Olin $1,000,000 and Mr. DeNinno $938,000 or, in the case of termination for disability at December 31, 2021, the value of the disability benefits under Wabtec’s plan to such executive would have been Mr. Olin $300,000 and Mr. DeNinno $300,000 annually.
For Cause/Voluntary Termination. If, after a change of control, an executive’s employment is terminated by Wabtec for cause (as defined in the Agreements), or the executive voluntarily terminates their employment other than for good reason (as defined in the Agreements), the executive will receive only the executive’s base salary through the date of termination and any vested amounts or benefits under Wabtec’s benefit plans, including accrued but unpaid vacation. If, after a change of control Mr. Olin or Mr. DeNinno had been terminated by the Company for cause, or if Mr. Olin or Mr. DeNinno voluntarily terminated his employment other than for good reason, at December 31, 2021, no benefits would have been payable to either Mr. Olin or Mr. DeNinno.
Other than for Cause/Good Reason. If, after a change of control, an executive’s employment is terminated by Wabtec other than for cause or the executive terminates his employment for good reason the executive will receive (a) the executive’s base salary through the date of termination, (b) a cash amount equal to two times the sum of the executive’s annual base salary and the target cash bonus amount for the executive for the fiscal year ending immediately prior to the change of control, and (c) any vested benefits under Wabtec’s benefit plans, including benefits under the 2011 Stock Incentive Plan. The executive will also be entitled to continue participation in all of Wabtec’s employee and executive welfare and fringe plans until the earlier of the 24-month anniversary of the termination date and the date the executive becomes eligible for comparable benefits under a similar plan, policy or program of a subsequent employer. The amounts described may be subject to reduction as may be necessary to avoid characterization of amounts as “excess parachute payments” under the Internal Revenue Code. (if a reduction would result in the executive receiving a greater amount after taxes). Wabtec does not provide gross-up payments for excise taxes related to “excess parachute payments.” If, after a change of control, any of the three named executive officers had been terminated by the Company other than for cause, or if the executive had terminated his employment for good reason, at December 31, 2021, the value of the benefit to such executive would have been: Mr. Santana $6,029,050, Mr. Olin $3,029,050, and Mr. DeNinno $2,279,050.
Potential Change of Control. If, after the occurrence of a potential change of control, as defined in the Agreement, and prior to a change of control, (a)(i) an executive’s employment is terminated by the Company other than for cause or by the executive for good reason or (ii) the Company terminates the Agreement and (b) a change of control, which also constitutes certain changes in ownership or effective control under Section 409A of the Code, as amended, occurs within one year of the termination, the executive will be deemed, solely for purposes of determining the executive’s rights under the Agreement, to have remained employed until the change of control and to have been terminated by the Company without cause immediately after the change of control. In such case, at December 31, 2021, the value of severance benefits to the executive would have been: Mr. Santana $6,029,050, Mr. Olin $3,029,050 and Mr. DeNinno $2,279,050.
Except with respect to Mr. Santana, Wabtec may terminate the Employee Continuation Agreements at any time prior to the occurrence of a change of control without liability, except as may arise in circumstances relating to a potential change of control. Neither Mr. Santana’s Continuation Agreement nor his Severance Agreement can be unilaterally terminated by the Company, and his Severance Agreement survives expiration of the Continuation Agreement provided that his employment has not terminated.

l Proxy Statement for 2022 Annual Meeting	[49]

2021 Severance of Mr. Dugan
The Company terminated Mr. Dugan’s employment effective as of December 31, 2021 in accordance with the Transition Service Agreement dated as of September 9, 2021. In connection with that termination, and in consideration for a release of claims, the Company provided Mr. Dugan with the following severance benefits: (i) cash severance in the amount of $2,520,000 (two times the sum of his annual salary and his targeted 2021 bonus, as provided in his employment continuation agreement) paid as a lump sum on December 31, 2021, (ii) a lump sum of $50,000 paid on December 31, 2021 for certain additional costs; (iii) continued participation in Wabtec’s healthcare plans for 24 months, valued at $29,050, and (iv) accelerated vesting of his outstanding stock options and restricted stock awards and eligibility to receive a pro-rated award of performance units. See the Grants of Plan-Based Awards Table on page 44 for the incremental accounting charges related to the additional equity vesting.
Outstanding Stock Awards
Under the 2011 Stock Incentive Plan, in instances of disability or death during employment or a Section 11 Event as defined in the Plans, respectively, which generally includes a change of control of Wabtec, all outstanding options become exercisable even if not otherwise exercisable. In addition, in the case of a Section 11 Event, all outstanding options are subject to being cashed out automatically based on the difference between the option exercise price and the value of Wabtec stock in connection with the Section 11 Event. In instances of a Section 11 Event only, all restrictions on restricted stock or restricted stock units lapse. For performance units, in instances of a Section 11 Event, all performance units are deemed to have been fully earned regardless of the attainment of performance targets. The following table provides the value of such benefits for each of our named executive officers (other than Mr. Dugan who separated during 2021) as if the applicable event occurred on December 31, 2021:
Name	Disability	Death During Employment (1)	Section 11 Event (2)
Mr. Santana
Options	$924,773	$924,773	$924,773
Restricted Stock	$6,339,974	$6,339,974	$6,339,974
Performance Units(3)	$8,382,409	$8,382,409	$18,575,267
Mr. Olin
Restricted Stock	$1,021,860	$1,021,860	$1,021,860
Mr. DeNinno
Options	$414,806	$414,806	$414,806
Restricted Stock	$1,386,306	$1,386,306	$1,386,306
Performance Units(3)	$2,527,196	$2,527,196	$4,328,814
Mr. Schweitzer
Options	$93,413	$93,413	$93,413
Restricted Stock	$845,618	$845,618	$845,618
Performance Units(3)	$1,308,395	$1,308,395	$2,643,649
Mr. Gebhardt
Options	$35,288	$35,288	$35,288
Restricted Stock	$1,681,026	$1,681,026	$1,681,026
Performance Units(3)	$227,203	$227,203	$911,387
(1)
Should the named executive officer die or become permanently disabled, the unvested portion of options and restricted stock will become immediately vested upon such termination. Performance shares will vest on a pro-rata basis based on the time the participant remained employed during the performance period. For purpose of this table, performance units are included assuming maximum performance results.

(2)
Our 2011 Stock Incentive Plan does not provide for gross-up payments in the event of an excise tax liability upon a change of control. However, under our Agreements, payments to an employee upon a change of control may be subject to limitations in the event that an excise tax liability would be triggered.

(3)	Assumes maximum number of units are paid and includes units which were vested as of December 31, 2021 but were not yet paid to participants.
In March 2022 the Company amended the 2011 Stock Incentive Plan to replace automatic vesting of awards upon a Section 11 Event with so-called “double trigger” vesting if awards remain outstanding following a Section 11 Event. If awards remain outstanding (or are assumed or replaced by the surviving entity) following a Section 11 Event and the participant’s employment is terminated without “cause” or for “good reason” (in each case, as defined in the award agreement) during the one-year period following such event, the awards will become fully vested. If awards do not remain outstanding (and are not assumed or replaced by the surviving entity) following a Section 11 Event, the awards will become fully vested upon a Section 11 Event.

[50]	l Proxy Statement for 2022 Annual Meeting

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of SEC Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Santana, our Chief Executive Officer.
For 2021, our last completed fiscal year:
•	the annual total compensation of our median employee of our company (other than our CEO) was $45,266; and
•	the annual total compensation of our CEO, as reported in the Summary Compensation Table presented on page 42, was $11,027,238.
Based on this information, for 2021, the ratio of the annual total compensation of Mr. Santana, our Chief Executive Officer, to the median of the annual total compensation of all employees was approximately 244 to 1.
To identify the median employee among of all our employees (excluding the CEO), as well as to determine the annual total compensation of the “median employee” for this purpose, the methodology and the material assumptions, adjustments, and estimates that we used were as follows:
•	We selected December 31, 2021 as the date upon which we would identify the median employee.
•
We determined that, as of December 31, 2021, our employee population for pay ratio disclosure purposes consisted of approximately 25,394 individuals. We did not use any statistical sampling techniques.

•	To identify the median employee from our employee population, we used total target cash compensation reflected in our payroll records for those employees.
•
In making these determinations, we annualized the compensation of all permanent employees who were hired in 2021 but did not work for us or our consolidated subsidiaries for the entire fiscal year. We did not make any cost-of-living adjustments in identifying the median employee.

•
With respect to the annual total compensation of the median employee, we identified and calculated the elements of such employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of SEC Regulation S-K, resulting in annual total compensation of $45,266.

•	We did not otherwise adjust or annualize the median employee’s or the CEO’s compensation for purposes of determining the pay ratio noted above
The CEO pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodologies and assumptions described above. SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to employ a wide range of methodologies, estimates and assumptions. As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies or assumptions and which may have a significantly different work force structure from ours, are likely not comparable to our CEO pay ratio.

l Proxy Statement for 2022 Annual Meeting	[51]

Director Compensation
The following table provides information concerning the compensation of our non-employee directors for the period January 1, 2021 through December 31, 2021:
Name	Fees Earned Paid in Cash	Stock Awards (1)(2)(3)	Total
Albert J. Neupaver, Chair	$310,000	$160,072	$470,072
Lee Banks	$110,000	$160,072	$270,072
Byron Foster	$91,667	$133,342	$225,009
Lee B. Foster, II (3)	$160,000	$160,072	$320,072
Linda A. Harty	$130,000	$160,072	$290,072
Michael W. D. Howell	$110,000	$160,072	$270,072
William E. Kassling	$110,000	$160,072	$270,072
Brian P. Hehir	$130,000	$160,072	$290,072
Ann Klee	$110,000	$160,072	$270,072
(1)
Reflects the aggregate grant date fair value dollar amount calculated in accordance with ASC 718 related to the awards of stock to the directors under the 1995 Non-Employee Directors’ Fee and Stock Option Plan. For the assumptions used in the calculation of this amount under ASC 718, see Note 12 of the Notes to Consolidated Financial Statements in Wabtec’s Annual Report on Form 10-K for the year ended December 31, 2021.

(2)
The annual award of the $160,072 stock retainer was made on May 19, 2021, with each non-employee director being granted 2,060 restricted shares of Wabtec common stock with a grant date fair market value of $77.705 per share. Mr. Faiveley retired from the Board prior to this grant and therefore did not receive the grant. Mr. Byron Foster was granted 1,662 restricted shares of Wabtec common stock with a grant date fair market value of $80.23 per share upon joining the Board of Directors on July 8, 2021.

(3)	Mr. Lee Foster and Mr. Howell elected to defer 100% of the stock retainer.
Each non-employee director who remained in service after the May 2021 annual meeting receives an annual cash retainer of $110,000 and an annual stock retainer of $160,000 for their services as a director, which includes all meeting attendance. In addition, our Chair receives an additional annual retainer of $200,000, our non-employee Lead Independent Director receives an additional annual retainer of $30,000 and our committee chairs receive additional annual retainers as follows: Compensation Committee and Audit Committee Chairpersons each receive $20,000, and the Nominating and Governance Committee Chairperson receives $15,000. All directors are reimbursed for their out of pocket expenses incurred in connection with attendance at meetings and other activities related to the board or its committees.
Each non-employee director was granted 2,060 restricted shares of Wabtec common stock based on the fair market value of Wabtec stock on May 19, 2021 ($77.705). Mr. Byron Foster was granted 1,662 restricted shares of Wabtec common stock with a grant date fair market value of $80.23 per share upon joining the Board of Directors on July 8, 2021. If a director voluntarily resigns or is otherwise terminated within 12 months from the grant of the restricted shares, the director will forfeit the shares.
The Company offers a Deferred Compensation Plan for executive officers and non-employee directors. Under the terms of the plan, eligible directors may defer the annual stock and/or cash retainer, provided that any deferral of the stock retainer will be subject to the same vesting and forfeiture conditions as if the stock retainer had not been deferred. Deferred amounts, including any applicable earnings credited on the deferrals, will be paid out to the director following his termination of service with the Board. During 2021, Mr. Lee Foster and Mr. Howell elected to defer 100% of the stock retainer.

[52]	l Proxy Statement for 2022 Annual Meeting

Proposal 3—Ratify Independent Registered Public Accounting Firm
The Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2022. Although you are not required to ratify this appointment, we ask that you do. If you do not, the Audit Committee will reconsider its choice. Ernst & Young LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2021. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting to answer appropriate questions and make a statement if the representative so desires.
Vote Required
This proposal is adopted if a majority of the shares present in person or by proxy vote for the proposal. Because the total shares voted “for,” “against,” or “abstain” are counted to determine the minimum votes required for approval, if you abstain from voting, it has the same legal effect as if you vote against. If a broker limits the number of shares voted on the proposal on its proxy card or indicates that the shares represented by the proxy card are not being voted on the proposal, it is considered a broker non-vote. Broker non-votes are not counted as a vote or used to determine the favorable votes required to approve the proposal.
✔	The Board recommends you vote FOR this proposal.
Fees to the Independent Registered Public Accounting Firm
The following table shows the aggregate fees for services provided by Ernst & Young LLP for the fiscal years ended December 31, 2021 and December 31, 2020:
	2021	2020
Audit Fees	$7,559,964	$7,547,210
Audit-Related Fees	$470,023	$37,333
Tax Fees	$711,549	$1,014,725
All Other Fees	$0	$0
Total Fees	$8,741,536	$8,599,268
Audit Fees
Audit fees include fees for audit services in connection with Wabtec’s annual financial statements, including the audit of internal control over financial reporting, the reviews of Wabtec’s quarterly reports on Form 10-Q, comfort letters, consents, and other services relating to Securities and Exchange Commission filings and statutory audits required internationally.
Audit-Related Fees
Audit-related fees include fees for services performed within the respective year primarily related to due diligence in connection with mergers and acquisitions and non-financial statement audits.
Tax Fees
Tax fees include fees for services related to tax compliance, including tax return preparation, tax advice and tax planning.

l Proxy Statement for 2022 Annual Meeting	[53]

All Other Fees
This category includes the aggregate fees billed for products and services provided by the independent accountants that are not reported above under “Audit Fees,” “Audit-Related Fees,” or “Tax Fees.” The Audit Committee considered the compatibility of the non-audit-related services provided by and fees paid to Ernst & Young LLP in 2020 and 2021 and determined that such services and fees are compatible with the independence of Ernst & Young LLP.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm to assure that the provision of such services does not impair the independent registered public accounting firm’s independence.
The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. All other permitted services are also pre- approved by the Audit Committee.
The Audit Committee has delegated its pre-approval authority to its Chair if the fee to be approved does not exceed $100,000 as well as adjustments to any general pre-approval fee threshold up to $50,000.
All services provided by Ernst & Young LLP for fiscal year 2021 were pre-approved by the Audit Committee.

[54]	l Proxy Statement for 2022 Annual Meeting

Business Relationships and Related Party Transactions
Pursuant to the terms of Wabtec’s amended and restated by-laws, William E. Kassling will be nominated to be a member of the Board so long as he is able and willing to serve and beneficially owns a certain percentage of Wabtec common stock.
Ann Klee and Rafael Santana joined the Board in 2019 in connection with the acquisition of GE’s transportation business. Pursuant to the Severance Agreement between the Company and Mr. Santana, the failure of the Company to nominate Mr. Santana to the board of directors may constitute “Good Reason” for Mr. Santana to terminate his employment and be entitled to compensation as set forth therein.
Related Party Transaction Approval Policy. Our board of directors has adopted written Related Party Transaction Policies and Procedures, a copy of which is available on Wabtec’s website at http://www.wabteccorp.com. Under this policy the Nominating and Corporate Governance Committee must review and approve in advance all related party transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC. If advance approval is not feasible, the Nominating and Corporate Governance Committee must approve or ratify the transaction at its next scheduled meeting. Transactions required to be disclosed pursuant to Item 404 include any transaction between Wabtec and any officer, director or certain affiliates of Wabtec that has a value in excess of $120,000. In reviewing related party transactions, the Nominating and Corporate Governance Committee evaluates all material facts about the transaction, including the nature of the transaction, the benefit provided to Wabtec, whether the transaction is on commercially reasonable terms that would have been available from an unrelated third-party and any other factors necessary to its determination that the transaction is fair to Wabtec.
During 2021, the Company’s GE Transportation business sourced items from Mecco Partners LLC in the amount of $141,278. Mr. Lee Foster, a director of Wabtec, and his immediate family members hold a one-third ownership interest in Mecco in the aggregate. Mr. Lee Foster’s interest in this transaction is solely in his capacity as an owner of Mecco.
During 2021, Wabtec sourced approximately $8.4 million worth of goods from Parker-Hannifin and purchased less than $120,000 of goods from Parker Hannifin. Mr. Banks’ interest in this transaction is solely in his capacity as an executive officer of Parker-Hannifin.
During 2021, Mr. Byron Foster, the Chief Commercial Officer of Dana Incorporated, joined the Wabtec Board. During 2021, Wabtec sourced approximately $19.3 million worth of goods from Dana Incorporated. Mr. Byron Foster’s interest in this transaction is solely in his capacity as an executive officer of Dana Incorporated.
For each of the aforementioned transactions, the Board’s Nominating and Corporate Governance Committee has reviewed and approved the transaction.

l Proxy Statement for 2022 Annual Meeting	[55]

Other Information
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Wabtec has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics that are applicable to all directors, officers and employees, each of which includes the provisions required under applicable SEC and NYSE regulations. Copies of our Corporate Governance Guidelines and Code of Conduct are posted on our website at http://www.wabteccorp.com.
Other Business
We do not expect any business to come before the Annual Meeting other than the proposals described in this proxy statement. If other business is properly raised, your proxy authorizes its holder to vote according to their best judgment.
Communication with the Board
The Board provides a process for interested parties to send communications to the Board or any of the directors of Wabtec. Communications to the Board or any director should be sent c/o the Secretary of Wabtec, 30 Isabella Street, Pittsburgh, PA 15212. All such communications will be compiled by the Secretary of Wabtec and submitted to the Board or the individual director at the next regularly scheduled meeting of the Board. Interested parties may also communicate directly with the Lead Independent Director at the email address nonmanagementdirectors@wabtec.com.
Expenses of Solicitation
Officers and employees may solicit proxies in person by telephone or facsimile. Wabtec pays no costs for proxy solicitation to any third party. Wabtec will pay approximately $50,000 to Broadridge Financial Solutions, Inc. (exclusive of printing and mailing fees) for sending the Notice, providing the Internet site for our proxy materials and providing proxy materials to any stockholder who requests them. We will also reimburse other nominees, custodians or fiduciaries who forward these materials to stockholders for their reasonable expenses in doing so.
Stockholder Proposals and Nominations for Next Year
To be included in the proxy for the 2023 annual meeting, stockholder proposals must be submitted by December 6, 2022. Only proposals submitted on time may be eligible for inclusion in our proxy statement.
Our amended and restated bylaws require that notice of business to be properly brought before the 2023 Annual Meeting of stockholders must be submitted to us between January 5, 2023 and February 4, 2023. Only matters for which we receive timely notice and in accordance with our amended and restated bylaws may be brought before the 2023 Annual Meeting.
An eligible stockholder, or eligible group of stockholders, that wants to nominate a candidate for election to the Board pursuant to the proxy access provisions of our amended and restated bylaws must follow the procedures stated in Article II, Section 10 of our amended and restated bylaws. These procedures include the requirement that your nomination must be delivered to Wabtec’s Secretary not later than the close of business on the 120th day or earlier than the close of business on the 150th day prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, your notice must be delivered not later than the 120th day prior to such annual meeting or, if later, the 10th day following the day we publicly announce the date of the 2023 annual meeting of stockholders. Stockholders are urged to review all applicable rules and consult legal counsel before submitting a nomination or proposal to Wabtec.
Stockholder proposals to be brought before the 2023 annual meeting should be sent c/o the Secretary of Wabtec, 30 Isabella Street, Pittsburgh, PA 15212.
By order of the Board of Directors,
David L. DeNinno
Executive Vice President, General Counsel and Secretary

[56]	l Proxy Statement for 2022 Annual Meeting

Set forth below is the calculation of the non-GAAP performance measures included in this document. We believe that these measures provide useful supplemental information to assess our operating performance and to evaluate period-to-period comparisons. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Wabtec's reported results prepared in accordance with GAAP.
Wabtec Corporation Reconciliation of Reported Results to Adjusted Results
(in millions)	2021 Actual Results
	Net Sales	Gross Profit	Operating Expenses	Income from Operations	Interest and Other Exp	Tax	Net Income	Noncontrolling Interest	Wabtec Net Income	EPS
Reported Results	$7,822	$2,369	$(1,493)	$876	$(139)	$(172)	$565	$(7)	$558	$2.96
Restructuring and Transaction costs	—	53	25	78	—	(15)	63	—	63	$0.33
Non-cash Amortization expense	—	—	287	287	—	(74)	213	—	213	$1.13
Foreign Exchange Gain	—	—	—	—	(8)	2	(6)	—	(6)	$(0.03)
Amended Return, net	—	—	—	—	—	(25)	(25)	—	(25)	$(0.13)
Adjusted Results	$7,822	$2,422	$(1,181)	$1,241	$(147)	$(284)	$810	$(7)	$803	$4.26
Fully Diluted Shares Outstanding										188.1
Reported Income from Operations										$876
Reported EBIT Margin										11.2%
Restructuring and Transaction Costs										$78
Non-cash Amortization expense										$287
Adjusted Income from Operations										$1,241
Adjusted EBIT Margin										15.9%

l Proxy Statement for 2022 Annual Meeting	[57]

**Wabtec** CORPORATION

**SCAN TO VIEW MATERIALS & VOTE**

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 17, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 15, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/WAB2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 17, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 15, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D72834-P69696-Z82077 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION**

**The Board of Directors recommends a vote FOR ALL nominees in Proposal 1 and FOR Proposals 2 and 3.**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Elect three directors for a term of three years expiring in 2025 | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

01) William E. Kassling
02) Albert J. Neupaver
03) Ann R. Klee

In their discretion, the proxies are authorized to vote upon such other business if properly raised at the annual meeting or any adjournment or postponement thereof.

**THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.**

Please sign exactly as your name(s) appear(s) on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

**WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION**
**ANNUAL MEETING OF STOCKHOLDERS**

**Wednesday, May 18, 2022**
**12:30 p.m. Eastern Time**

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D72835-P69696-Z82077

Wabtec CORPORATION

**proxy**

The undersigned stockholder of WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION (the "Company") does hereby appoint Albert J. Neupaver and David L. DeNinno, or any one or both of them, with full power of substitution, as proxies of the undersigned to vote at the Annual Meeting of Stockholders of the Company, to be held Wednesday, May 18, 2022 (the "Annual Meeting"), and at all adjournments thereof, all the shares of Common Stock of the Company which the undersigned may be entitled to vote, on the matters set out on the reverse side of this proxy card and described in the Proxy Statement and, at their discretion, on any other business which may properly come before the Annual Meeting.

The undersigned stockholder hereby revokes all previous proxies for the Annual Meeting and acknowledges receipt of the Notice of Internet Availability of Proxy Materials describing how to access or receive paper or e-mail copies of the Notice of Annual Meeting of Stockholders and Proxy Statement for 2022 and the Annual Report to Stockholders for 2021.

If you requested a copy of the proxy materials by mail, you are urged to promptly return this proxy card in the enclosed envelope whether or not you expect to attend the Annual Meeting so that these shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured at the Annual Meeting.

The shares represented by this proxy card will be voted as directed by the stockholder. If this proxy card is executed but no direction is given, such shares will be voted "FOR ALL" nominees in Proposal 1 and "FOR" Proposals 2 and 3.

*See reverse for voting instructions.*